As filed with the Securities and Exchange Commission on October 15, 2002.

                                                     REGISTRATION NO. 333-______
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                            NUWAVE TECHNOLOGIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

       DELAWARE                        3663                      22-3387630
       --------                        ----                      ----------
(STATE OR JURISDICTION          (PRIMARY STANDARD             (I.R.S. EMPLOYER
   OF INCORPORATION         INDUSTRIAL CLASSIFICATION        IDENTIFICATION NO.)
   OR ORGANIZATION                 CODE NUMBER

                          ----------------------------
                               ONE PASSAIC AVENUE
                           FAIRFIELD, NEW JERSEY 07004
                                 (973) 882-8810
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)
                          ----------------------------
                                  GERALD ZARIN
                       CHAIRMAN OF THE BOARD OF DIRECTORS,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            NUWAVE TECHNOLOGIES, INC.
                               ONE PASSAIC AVENUE
                           FAIRFIELD, NEW JERSEY 07004
                                 (973) 882-8810
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                          ----------------------------
                                   COPIES TO:
                               BRUCE A. RICH, ESQ.
                            THELEN REID & PRIEST LLP
                               40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 603-2000

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
   from time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________
     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________
     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ] _______________
     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, CHECK THE FOLLOWING BOX. [ ] _______________

                                 CALCULATION OF REGISTRATION FEE
======================================================================================================
   TITLE OF EACH                           PROPOSED MAXIMUM      PROPOSED MAXIMUM
CLASS OF SECURITIES       AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
 TO BE REGISTERED          REGISTERED          PER UNIT               PRICE           REGISTRATION FEE
======================================================================================================
Common Stock, par value    14,000,000            $0.11              $1,540,000             $141.68
  $.01 per share
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. For purposes of this table, we have used the closing price as of October 4, 2002.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED OCTOBER 15, 2002
PROSPECTUS
----------
                        14,000,000 Shares of Common Stock
                            par value $.01 per share
                            NUWAVE TECHNOLOGIES, INC.

     This prospectus relates to the sale of up to 14,000,000 shares of common stock of NUWAVE Technologies, Inc., by a certain stockholder of NUWAVE. Please refer to "Selling Stockholder" beginning on page 14. NUWAVE is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. NUWAVE has agreed to pay Cornell Capital Partners, L.P. a fee of 4% of the proceeds raised by us under the Equity Line of Credit.

     The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholder at prices established on the Over the Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

     The selling stockholder is Cornell Capital Partners, L.P., which intends to sell up to 14,000,000 shares of common stock, issuable under the Equity Line of Credit Agreement.

     Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay NUWAVE 97% of the lowest closing bid price for the five days immediately following the advance notice date. In addition, NUWAVE shall pay a fee of 4% of the amount of each advance. The 3% discount and the 4% fee are underwriting discounts.

     Our common stock is traded on the Over the Counter Bulletin Board under the symbol "WAVE." On October 4, 2002, the closing price of our common stock was $0.11.

     INVESTING IN THE COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             PRICE TO PUBLIC*    PROCEEDS TO SELLING STOCKHOLDER
          Per share          $0.11               $0.11
                   TOTAL                         $1,540,000

* For purposes of this table, we have assumed a market price of $0.11 per share of common stock, the closing price on October 4, 2002.

     With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholder will be placed in escrow, trust or any similar account. The offering covered by this registration statement will terminate on May 31, 2004, or after Cornell Capital Partners, L.P. has advanced a total $3.0 million to NUWAVE under the Equity Line of Credit Agreement, whichever occurs first. On May 31, 2002, the SEC declared effective a registration statement on Form SB-2 filed by NUWAVE to register 5,238,095 shares of its common stock to be issued to Cornell Capital Partners, L.P. and another stockholder under the terms of the Equity Line of Credit Agreement. As of October 4, 2002, Cornell Capital Partners, L.P. has advanced $150,000 to NUWAVE and we have issued 1,277,802 shares of our common stock to Cornell Capital Partners, L.P. under the terms of the Equity Line of Credit Agreement. Based on our current trading price, it is anticipated that the number of shares covered by the prior registration statement will be accounted for in 4 advances, which NUWAVE may draw as early as November 8, 2002. The registration statement of which this prospectus is a part is to register 14,000,000 additional shares that may be issued or issuable to Cornell Capital Partners, L.P. under the terms of the Equity Line of Credit Agreement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is October ___, 2002.


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS....................................................14
SELLING STOCKHOLDER...........................................................14
USE OF PROCEEDS...............................................................14
DILUTION......................................................................15
PLAN OF DISTRIBUTION..........................................................16
EQUITY LINE OF CREDIT.........................................................17
MARKET PRICE INFORMATION......................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONDITION AND RESULTS OF
  OPERATIONS..................................................................20
BUSINESS......................................................................23
MANAGEMENT....................................................................30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................35
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT...................35
DESCRIPTION OF SECURITIES.....................................................36
LEGAL MATTERS.................................................................38
EXPERTS.......................................................................38
WHERE YOU CAN FIND MORE INFORMATION ABOUT US..................................38


YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

     In deciding whether to invest in our securities, you should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements before making an investment decision.

                                     NUWAVE

GENERAL

     During the second half of 2001, we began commercializing our patented technologies, having been a development stage enterprise since our organization in July 1995. Our mission is to identify, develop and commercialize high-margin, proprietary technologies suited for high-volume, high-growth markets and, in turn, achieve attractive long-term growth for our company. Our focus to date has been and continues to be on unique technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. Our initial products can be used by original equipment manufacturers ("OEM's") for placement into products that produce images on display screens such as televisions or DVD players, for supplementing and increasing video quality on existing television monitors and video displays via set-top boxes containing our technology, and by individuals over the Internet for improving their personal photographs. Our patented high speed filtering technology removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). The three product lines based upon our proprietary technology are: (1) the NUWAVE Video Processor ("NVP") Technology; (2) retail products; and
(3) digital filtering technology.

NVP Technology

     The first technologies we are commercializing are in the fields of photo and video-enhancement. We have developed proprietary video-enhancement technology designed to significantly enhance video output devices with clearer, sharper details and more vibrant colors when viewed on the display screen. This is known as the NUWAVE Video Processor ("NVP") technology. We are marketing this technology in the form of ASIC chips ("Application Specific Integrated Circuits") directly to OEM's, who by incorporating this enabling technology would improve picture quality in their televisions, VCR's, DVD's, camcorders, set-top boxes and other video output devices. This technology can also be licensed to the OEM for incorporation onto their own ASIC design. The completed NVP 104 plastic (silicon) chip is currently being offered for sale. In July 2002, we introduced a step-up ASIC chip, the "NVP 1104," which will be produced at not only a lower cost for both NUWAVE and the potential OEM but should also allow for easier design implementation for the OEM.

Retail Products

     On July 24, 2002, we announced the introduction of a line of retail video products scheduled for release in the third and fourth quarters of 2002. The new products are powered by our new state-of-the-art "1104 ASIC chip technology" The retail line is expected to be introduced through consumer electronic distributors, national retail chains and specialty audio/video stores and includes a series of video game hook-up cables, an "S" Video Enhancer (SVE) set-top box and four video selector boxes that feature the company's proprietary technology for image enhancement. The introduction of these products will allow consumers to mix multiple video sources, from popular products such as DVD Players, Satellite Receivers, Video Camcorders, and Video Game Consoles.

     Also in late August 2002, we announced the newest addition to our retail product line, a universal remote control unit. At the same time, we announced the receipt of a $2.85 million purchase order for this product from Electronics Etc, Inc., a consumer products distributor with a wide retail customer base. Although this product does not contain NUWAVE's proprietary technology, it is compatible with and complementary to NUWAVE's newly introduced line of retail video enhancement products and can therefore be sold either independent of or together with our retail video enhanced selector boxes. The initial shipment is expected to take place in the fourth quarter of 2002, followed by additional shipments throughout and beyond the holiday selling season.

     During 2001, we completed development of our first retail product utilizing the NVP ASIC chip, the VGE set-top box for use with video games and DVD's. The VGE is a low-cost video game enhancer that provides home video "gamers" with better video quality, to give game players an "edge" to improve their scores. In late June 2001, we began introducing the VGE 101 through select distributors and manufacturer's representatives for placement in nationally known retail chains. In December 2001, we entered into a strategic alliance with Gemini Industries ("Gemini"), a manufacturer and distributor of consumer electronics accessories. Gemini was granted a five-year exclusive license to market and distribute NUWAVE's VGE in North America. After having received a three-month extension, Gemini still has not met their minimum contractual purchase requirements at this time. We are considering our alternatives so as to not further restrict our ability to sell and market our products to the retail marketplace.

Digital Software Technology

     In October 2001, we received a patent on our high speed filtering technology which removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). The NUWAVE algorithm process is three times faster than any other known filter thus allowing use in and during real time streaming video. We plan to license the digital filtering technology to OEMs for embedding in, or bundling with, products such as digital cameras, PC's, printers, scanners, camcorders and DVD's, among other digital imaging devices. The technology can also be bundled with the sale of a third party's product. In April 2002 we signed an agreement with Sony Corporation giving them the non-exclusive right to use one of our filters in their digital color printers in return for a nominal one time licensing fee. This agreement is significant as it validates the integrity of our technology and paves the way for the marketing and sales of this product to other worldwide industry leaders. We also anticipate that this initial step may lead to a growing relationship between Sony and NUWAVE.

     We are currently concentrating our activities on the introduction and launch of our new retail product line; marketing and sales of our ASIC line of chips and digital software technology to the OEM, professional video and retail markets; and on the continuing development of our digital and analog video enhancement technology. Also, we are currently investigating other new technologies and products to address the digital, PC and Internet markets as well as licensing our technology to qualified entities. We believe this focused digital and analog image enhancement product strategy will provide our company with an expanded technology base, product line and services we can offer to potential customers. This strategy positions us to take full advantage of the significant video and photo growth opportunity presented by the converging PC, Internet, television, HDTV and telecommunication markets. We believe that the capacity of our administrative and support systems is sufficient to allow us to expand our business without significant additional capital expenditures.

     Although we anticipate deriving increased revenues from the sale of our ASIC chips and retail products and the licensing of our proprietary digital software, no assurance can be given that these products will be successfully marketed or that losses will not continue to occur during such period. See "Liquidity and Capital Resources."

PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at One Passaic Avenue, Fairfield, New Jersey 07004. You can reach our principal executive offices by telephone at (973) 882-8810 or by Internet at www.nuwaveinc.com.

                                  THE OFFERING

     This offering relates to the sale of common stock by a certain stockholder of NUWAVE. The selling stockholder is Cornell Capital Partners, L.P., which intends to sell up to 14,000,000 shares of common stock.

     Pursuant to the Equity Line of Credit, over a period of 24 months dating from May 31, 2002, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $3.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $100,000 in any seven business day period. Cornell Capital Partners, L.P. will purchase the shares of common stock for a 3% discount to the lowest closing bid price for the five days immediately following the advance notice date. In addition, NUWAVE will pay Cornell Capital Partners, L.P. a fee of 4% of each advance. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit and the shares received as a fee from time to time in the open market, see "Plan of Distribution." This prospectus relates to shares of common stock to be issued under the Equity Line of Credit.

          Common Stock offered          14,000,000 shares by selling stockholder

          Offering Price                Market price

SECURITIES OUTSTANDING

     At October 4, 2002, we had the following public securities outstanding:

          Shares of Common Stock.......................    14,833,999
          Class A Warrants.............................     2,057,207
          Class B Warrants.............................     1,044,304

     Our common stock is traded on the OTC:BB under the symbol "WAVE."

USE OF PROCEEDS

     We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for sales and marketing, administrative expenses, and general working capital purposes. See "Use of Proceeds."

RISK FACTORS

     Investing in our securities involves a high degree of risk. You should read the disclosures we make beginning on page 4 under the heading "Risk Factors" in considering whether to invest in our common stock.

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

     This summary information below is from and should be read with the financial statements, and the notes to the financial statements, elsewhere in this prospectus.

                                     SIX MONTHS ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                     -------------------------     -----------------------------------------
  STATEMENT OF OPERATIONS DATA           2002           2001           2001           2000           1999
---------------------------------    ----------     ----------     ----------     ----------      ----------
Revenues:
   Sales less cost...............  $    133,000   $     44,000   $    197,000   $     10,000   $     14,000

Operating Expenses:
   Research and development......  $   (469,000)  $   (512,000)  $ (1,165,000)  $ (1,183,000)  $   (938,000)
   General and administration
     expenses....................  $ (1,237,000)  $ (1,312,000)  $ (3,699,000)  $ (3,314,000)  $ (2,504,000)
Other Income (Expense) ..........  $      4,000   $     65,000   $     76,000   $    264,000   $   (170,000)
(Provision) Benefit for income
  tax............................            --             --   $    318,000   $    (66,000)  $    908,000

Loss.............................  $ (1,569,000)  $ (1,715,000)  $ (4,273,000)  $ (4,289,000)  $ (2,690,000)
                                     ==========     ==========    ===========     ==========     ==========

Net Loss Per Share...............  $      (0.13)  $      (0.16)  $      (0.40)  $      (0.42)  $      (0.32)
                                     ==========     ==========    ===========     ==========     ==========
Weighted average number of
  common shares outstanding......    12,151,007     10,557,729     10,749,404     10,135,345      8,419,644
                                     ==========     ==========    ===========     ==========     ==========

                                                                         DECEMBER 31,
                                                              -------------------------------
          BALANCE SHEET DATA                JUNE 30, 2002           2001              2000
----------------------------------------    -------------     -------------     -------------
Cash and cash equivalents.............      $     323,000     $   1,011,000     $   3,847,000
Total Assets..........................      $   1,133,000     $   2,133,000     $   4,885,000
Total Current Liabilities.............      $     562,000     $     846,000     $     417,000
Total Stockholders' Equity............      $     571,000     $   1,287,000     $   4,467,000

                                  RISK FACTORS

     You should consider the following factors and other information in this prospectus relating to our business and prospects before deciding to invest in the securities. This investment involves a high degree of risk, and you should purchase the securities only if you can afford to lose the entire sum invested in these securities. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this prospectus and presented elsewhere by management from time to time.

COMPANY RISKS

WE HAVE PRIMARILY BEEN A DEVELOPMENT STAGE ENTERPRISE WITH ONLY A LIMITED OPERATING HISTORY AND FINANCIAL RESULTS ARE UNCERTAIN.

     Until June 2001, we were a development stage enterprise. At that time we shifted to commercialization and thus have had only a limited operating history. Since our inception in July 1995, we have been engaged primarily in raising funds and directing, supervising, and coordinating the activities of our Advanced Engineering Group, made up of our own employees and third-party consultants who work with us on a project-by-project basis, in the continuing development of the NUWAVE Video Processor ("NVP") Technology, retail products utilizing the NVP technology and our digital image enhancement software filters. During the second half of 2001 we began producing and selling the NVP Video Processor in an ASIC ("Application Specific Integrated Chip") format for the OEM market and our first set-top box product utilizing the NVP technology the VGE for the retail market (see "Business - Marketing and Sales"). In the event we are unable to complete the sale of our common stock pursuant to this equity line of credit, there would be substantial doubt about our ability to continue as a going concern. To the extent that any future financing involves the sale of our equity securities, our existing stockholders could be substantially diluted.

     We have no history of earnings or profit and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue.

     In order to become profitable, we must:

     o    create company recognition;

     o    manage growth in our operations;

     o    create a customer base cost-effectively;

     o    cultivate and retain customers;

     o    access additional capital when required; and

     o    attract and retain key personnel.

     We cannot be certain that we be successful or that we will successfully address these and other challenges, risks and uncertainties. Although we have experienced some early success with our products, our prospects must be considered in light of the risks associated with the establishment of a new and small capitalized business in the evolving electronic video industry. In our case this is particularly so, as further risks will be encountered in our shift from the development to the commercialization of new products based on innovative technology. If we fail to successfully meet these challenges, we will likely never become profitable.

WE HAVE A HISTORY OF INCURRING LOSSES AND WE ANTICIPATE THAT WE WILL CONTINUE TO INCUR LOSSES. IF WE CONTINUE TO LOSE MONEY ON OUR OPERATIONS, YOU COULD LOSE YOUR ENTIRE INVESTMENT.

     In the year ended December 31, 2001 we had revenues of $505,000, and as of December 31, 2001, we had an accumulated deficit of $(24,440,000). In the six months ended June 30, 2002, we incurred a net loss of $(1,569,000) and as of June 30, 2002, we had an accumulated deficit of $(26,009,000). We anticipate future losses and negative cash flow to continue for the foreseeable future. Because of our history of operating losses and working capital deficit, our independent auditors have expressed doubt as to our ability to continue as a going concern.

     To date, we have received only limited revenue from the sale of our products. There can be no assurance that our technology and products will be able to compete successfully in the marketplace and/or generate significant revenue. We have incurred significant costs in connection with the development of our technologies and proposed products and there is no assurance that it will achieve sufficient revenues to offset anticipated operating costs. Although we anticipate deriving revenues from the sale of our VGE and NVP (Video Processor) and related products and digital software products, no assurance can be given that these products will be successfully marketed. Management anticipates that we may continue to incur losses for at least the next twelve months. Included in such former and future losses are research and development expenses, marketing costs, and general and administrative expenses. We anticipate that our losses will continue until we are able to generate sufficient revenues to support our operations. If we achieve profitability, we cannot give any assurance that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. As a result, you may lose your entire investment.

     Our efforts to operate profitably will depend on, among other things:

     o developing the NUWAVE brand, through marketing and other promotional activities;

     o expanding our product offerings, including the number of products available for sale;

     o developing marketing and distribution relationships with strategic business partners;

     o expanding general and administrative functions to support any growth that may occur; and

     o establishing and developing relationships in the video industry, particularly with manufacturers of TV's, game systems and PC monitors.

IF WE FAIL TO ESTABLISH THE NUWAVE BRAND OR TO ATTRACT CUSTOMERS, WE MAY NOT BE ABLE TO INCREASE OUR REVENUES SUFFICIENTLY TO FUND OUR OPERATIONS.

     We believe that we must develop and strengthen the NUWAVE brand, particularly because of the early stage of our development and the highly competitive nature of our business. If we fail to establish the NUWAVE brand quickly, we will remain at a competitive disadvantage and may lose the opportunity to obtain a sufficient number of customers. The development of the NUWAVE brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. We cannot be certain that we will be able to afford to conduct brand promotion activities sufficient to build awareness, or that such activities, if any, will be successful or will result in increased revenues. If we do achieve increased revenues, we can give no assurance that these revenues will be sufficient to offset the expenditures incurred in building our brand.

OUR CONTINUED DEVELOPMENT EFFORTS AND FUTURE GROWTH DEPEND UPON OUR ABILITY TO RAISE ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US WHEN NEEDED OR ON ACCEPTABLE TERMS, OR WHICH MAY DILUTE THE OWNERSHIP INTERESTS OF INVESTORS.

     Our capital requirements in connection with our development activities have been significant. We have been dependent upon the proceeds of sales of our securities to private investors to fund our initial development activities. Since our initial public offering in July 1996, we have obtained needed capital through private placements of our securities. We anticipate, based on our current proposed plans and assumptions relating to our operations, that we will require additional capital in order to implement our business plan (see "Liquidity and Capital Resources and Plan of Operation"). On April 15, 2002, we entered into a $3.0 million Equity Line of Credit with Cornell Capital Partners, L.P., which was amended and restated as of May 17, 2002. Pursuant to the Equity Line of Credit Agreement, we may, at our option, require Cornell Capital Partners, L.P. to purchase shares of our common stock having an aggregate sale price of up to a maximum of $3.0 million over a two-year period dating from May 31, 2002, the effective date of a prior registration statement, under which five million shares of our stock issuable under the Equity Line of Credit were registered. On August 20, 2002, we received a loan from Cornell Capital Partners, L.P. in the amount of $300,000. As of October 4, 2002, we have repaid $145,000 of the outstanding balance from the proceeds of puts under the Equity Line of Credit Agreement, leaving a current balance of $155,000, which we intend to repay at the rate of approximately $30,000 per week from the proceeds of puts under the Equity Line of Credit over the next two months. On October 9, 2002, we received a second loan from Cornell Capital Partners, L.P. in the amount $125,000, which we plan to repay at the rate of $12,500 per week from the proceeds of puts under the Equity Line of Credit over the following three months. As of October 4, 2002, Cornell Capital Partners, L.P., under the terms of the Equity Line of Credit Agreement, has advanced $150,000 to NUWAVE and we have issued 1,277,802 shares of our common stock to Cornell Capital Partners, L.P. In their report of the audit of NUWAVE's financial statements for the year ended December 31, 2001, our independent auditors included an explanatory paragraph in their report because of the uncertainty that we could continue in business as a going concern. In the event we are unable to complete the sale of our common stock pursuant to this equity line of credit, there would be substantial doubt about our ability to continue as a going concern. To the extent that any future financing involves the sale of our equity securities, our existing stockholders could be substantially diluted.

ACQUISITION OF OR COMBINATION WITH ANOTHER COMPANY COULD DILUTE STOCKHOLDER
VALUE.

     Should we not be successful in developing a market for our products, management may spend a significant portion of operational time evaluating other business opportunities that may be available to us. Although we are not currently in any discussions of this nature, in the event of a business combination involving the company's stock as part or whole payment by the company to enter into the agreement, the ownership interests of holders of existing shares of our stock would be diluted. Due to our limited financial resources, the only way we may be able to diversify our activities, should our financial resources prove to be inadequate, would be to enter into a business combination.

     Any asset acquisition or business combination would likely include the issuance of a significant amount of our common stock, which would dilute the ownership interest of holders of existing shares, and may result in a majority of the voting power being transferred to new investors. Depending on the nature of the transaction, our stockholders may not have an opportunity to vote on whether to approve it. For example, our Board of Directors may decide to issue a significant amount of stock to effect a share exchange with another company. Such a transaction does not require stockholder approval, but our officers and directors must exercise their powers in good faith and with a view to the interests of the corporation.

ACQUISITION OF OR COMBINATION WITH ANOTHER COMPANY COULD BE DIFFICULT TO INTEGRATE AND DISRUPT BUSINESS.

     Any acquisition of or business combination with another company could disrupt our ongoing business, distract management and employees and increase our expenses. Should we acquire a company, we could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions also involve the need for integration into existing administrative services, marketing, and support efforts. Any amortization of goodwill or other assets, or other charges resulting from the costs of these acquisitions, could limit our profitability and decrease the value of our stock. In addition, our liquidity and capital resources may be diminished prior to or as a result of consummation of a business combination and our capital may be further depleted by the operating losses (if any) of the business entity that we may eventually acquire.

WE DEVELOP TECHNOLOGY AND PRODUCTS USING NEW CONCEPTS, SO THERE IS UNCERTAINTY ABOUT MARKET ACCEPTANCE OF OUR PRODUCTS, AND WE HAVE LIMITED MARKETING EXPERIENCE.

     We develop technology and products using new concepts and designs in video imagery and processing. Our prospects for success will depend on our ability to successfully sell our products to key manufacturers and distributors who may be inhibited from doing business with us because of their commitment to their own technologies and products or because of our relatively small size and lack of sales and production history. As a result, demand and market acceptance for our technology and products are subject to a high level of uncertainty. We currently have limited financial, personnel and other resources to undertake the extensive marketing activities that will be necessary to market our technology and products once their development is completed. No assurance can be given that any of our potential customers will enter into any arrangements with us. Further, there is no assurance that our marketing efforts will be successful.

WE DEPEND ON THE MANUFACTURERS OF PRODUCTS WHO WISH TO INCLUDE OUR NVP VIDEO PROCESSOR TO MAKE DESIGN MODIFICATIONS NECESSARY TO INCORPORATE OUR TECHNOLOGY INTO THEIR PRODUCTS.

     Commercialization of the NVP Video Processor and sale to manufacturers of the relevant video equipment will require such manufacturers to adopt new circuit configurations to accommodate the relevant chip in their products. Although the NVP Video Processor meets the various video broadcast standards, we anticipate that manufacturers wishing to use the NVP Video Processor will make such modifications because of the benefits derived from the improved performance of their products and the relative simplicity of such modifications. However, there is no assurance that such modifications will be made. Also, the cost of such modifications may inhibit or prevent their adoption. Our ability to sell and/or license our products would be adversely affected if designers and manufacturers fail to make such modifications.

WE WILL RELY ON OTHERS TO MANUFACTURE OUR DEVICES, AND WE MAY NOT BE ABLE TO MEET CUSTOMER DEMAND IF OUR SUPPLIERS CANNOT MEET OUR QUANTITY AND QUALITY REQUIREMENTS.

     We do not plan to directly manufacture any of our products. We contract with third parties to manufacture our NVP Video Processor and related retail products. We may also license to third parties the rights to manufacture our products, either through direct licensing, original equipment manufacturer arrangements or otherwise.

     We are dependent on third parties to manufacture our NVP ASIC (the application specific integrated circuit-based NVP Video Processor) and related products as well as future products we may choose to commercialize. There can be no assurance that our current suppliers will dedicate sufficient production capacity to satisfy our requirements within scheduled delivery times, or at all. Failure or delay by our suppliers in fulfilling our anticipated needs would have an adverse effect on our ability to develop and market our products. In addition, we will be dependent on third-party vendors for many of the components necessary for the final assembly of our products. We may have difficulty in obtaining contractual agreements with suppliers of these materials due to, among other things, possible material shortages or possible lack of adequate purchasing power. While our management believes that these components are available from multiple sources, it is anticipated that we will obtain certain of them from a single source, or limited number of sources, of supply. In the event that certain of these suppliers are unable or unwilling to provide us with these components on commercially reasonable terms, or at all, delays in securing alternative sources of supply would result and could have a material adverse effect on our operations.

INTENSE COMPETITION IN THE VIDEO EDITING, PRODUCTION AND PROCESSING MARKETS MAY PREVENT US FROM GENERATING PROFIT MARGINS OR ACHIEVING MARKET SHARE NECESSARY FOR US TO OPERATE PROFITABLY.

     Intense competition exists in the markets that we are in. Further, with respect to the market for video editing, video production and video processing products, significant price erosion over the life of a product exists. Our products will directly compete with those of numerous well-established companies, including the following companies, which design, manufacture and/or market video technology and other products: Sony Electronics, Inc., Panasonic Division of Matsushita Electric Industrial Co., Motorola, Inc., Mitsubishi International Corp., and Royal Philips Electronics, NV.

     All of the above companies have substantially greater financial, technical, personnel and other resources than we do for production and innovation of products, and for marketing and sales. Further, each has established a reputation for success in the development, licensing, sale and service of its products and technology. In addition, certain of these competitors dominate their industries and have the necessary financial resources to enable them to withstand substantial price competition or downturns in the market for video products.

OUR LIMITED HISTORY MAY MAKE IT DIFFICULT TO COMPETE WITH LARGER AND MORE EXPERIENCED COMPANIES IN OUR INDUSTRY.

     We have only been operating for a short time. Our lack of operating history may give us a disadvantage as we attempt to compete with larger, older, more experienced competitors. Limited experience may also affect the ability of our management team to make the best decisions as they implement our business plan and it may limit their ability to adapt quickly to changing market conditions.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND AGGRESSIVE COMPETITION.

     Rapid changes characterize the markets for our technology and products. Further, evolving industry standards often result in product obsolescence or short product life cycles. Certain companies may be developing technologies or products which may be functionally similar, or superior, to some or all of our proposed products. As a result, our ability to compete will depend on our ability to, among other things: complete development and introduce to the marketplace in a timely and cost-competitive manner our products and technology; continually enhance and improve our products and technology; adapt our products to be compatible with specific products manufactured by others; and successfully develop and market new products and technology.

     There is no assurance that we will be able to compete successfully or that our competitors will not develop similar or competitive technologies or products that render our products and technology obsolete or less marketable. Further, there is no assurance that we will be able to successfully enhance our proposed products or technology or adapt them satisfactorily.

TO THE EXTENT PRACTICABLE, WE HAVE FILED U.S. PATENTS AND/OR COPYRIGHT APPLICATIONS, BUT THERE IS NO ASSURANCE THAT ANY PATENT OR COPYRIGHT WILL AFFORD US COMMERCIALLY SIGNIFICANT PROTECTION.

     To the extent practicable, we have filed and intend to file U.S. patents and/or copyright applications for certain of our proposed products and technology. We have also filed and intend to file corresponding applications in key industrial countries worldwide.

     In April 1996, we filed two patent applications on behalf of Rave Engineering Corp. for its Randall connector system. One patent was received in November 1997 and the second one in January 1998. Under the terms of the settlement agreement with Rave, we retain the exclusive license rights to these patents. In April 1998, we filed three patent applications for certain of our independently developed products: one for the NUWAVE Video Processor and two for the Softsets. These patents were granted in November 2000, February 2001 and May 2001, respectively. In August 1999, we filed a patent application for our digital software technology as used in PicturePrep product line. This patent was granted in October 2001. There is no assurance that any patent will afford us with commercially significant protection of our technology or that we will have adequate resources to enforce our patents.

     Management believes that the products we intend to market and sell do not infringe the patents or other proprietary rights of third parties. Further, we are not aware of any patents held by competitors that will prevent, limit or otherwise interfere with our ability to make and sell our products. However, it is possible that competitors may have applied for, or may in the future apply for and obtain, patents which have an adverse impact on our ability to make and sell our products. There is no assurance that competitors will not infringe our patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling our products.

INDEMNIFICATION AND LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

     Our company's certificate of incorporation provides that we will indemnify any of our directors, officers, employees or agents against actions, suits or proceedings relating to our company and, subject to certain limitations, a director shall not be personally liable for monetary damages for breach of his duty of care. In addition, we have entered into an indemnification agreement with each of our directors. Such indemnification agreement provides that a director is entitled to indemnification to the fullest extent permitted by law.

WE MUST ATTRACT AND RETAIN KEY PERSONNEL IN ORDER TO REMAIN COMPETITIVE WHICH MAY BE DIFFICULT GIVEN OUR SMALL SIZE AND LIMITED RESOURCES COMPARED TO MANY OF OUR COMPETITORS.

     Our operations depend largely on the continued employment of Mr. Gerald Zarin, Chairman of the Board, President and Chief Executive Officer. If Mr. Zarin or other members of management or key personnel resign or otherwise leave our company, our business and financial condition could be materially adversely affected.

PROVISIONS IN THE EMPLOYMENT CONTRACT OF OUR PRESIDENT AND IN THE SEVERANCE AGREEMENTS OF OUR EXECUTIVE OFFICERS ARE TRIGGERED BY A CHANGE IN CONTROL, WHICH ALSO COULD DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS.

     Provisions in the employment contract of our President and in the severance agreement of one executive officer providing for various termination benefits are triggered by certain changes in control of our company. Such provisions could have the effect of discouraging, delaying or preventing unsolicited takeover attempts.

PROVISIONS IN OUR COMPANY'S CERTIFICATE OF INCORPORATION COULD DISCOURAGE UNSOLICITED TAKEOVER ATTEMPTS WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Provisions of our company's certificate of incorporation and by-laws and of Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then-current market value of our common stock. Such provisions may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, our board of directors, without further stockholder approval, may issue preferred stock that could have the effect of delaying or preventing a change in control. The issuance of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

FINANCIAL RISKS

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO IN THE FUTURE, YOU WILL ONLY REALIZE A GAIN ON YOUR INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

     We have not paid any cash dividends to date. Payment of dividends on our common stock is within the discretion of our board of directors and will depend upon having earnings and our capital requirements and financial condition, and other relevant factors. We do not intend to declare any dividends on our common stock in the foreseeable future. Instead, we plan to retain any earnings we receive for development of our business operations. Therefore you, in all likelihood, will only realize a profit on your investment if the market price of our common stock increases in value.

WE CANNOT BE CERTAIN THAT THE NET OPERATING LOSS CARRYFORWARDS WILL CONTINUE TO BE AVAILABLE TO OFFSET OUR TAX LIABILITY.

     As of December 31, 2001, we had available unused net operating loss carryforwards aggregating approximately $23.1 million to offset future federal taxable income. The unused net operating loss carryforwards expire in various years from 2010 to 2021. Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating loss carryforwards is limited after an ownership change. We may be subject to limitations on the use of our net operating loss carryforwards as provided under Section 382 by reason of prior placements of our securities and future transactions. Accordingly, there can be no assurance that a significant amount of the existing net operating loss carryforwards will be available to use. In the event that we achieve profitability, as to which there can be no assurance, such limitation would have the effect of increasing our tax liability and reducing our net income and available cash resources in the future.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

     The trading price of our common stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, general conditions in the computer, video and telecommunications industries, changes in earnings estimates, recommendations by analysts and other events, and may fluctuate based on the prevailing market price of the common stock. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

OUR COMMON STOCK HAS BECOME SUBJECT TO "PENNY STOCK" RESTRICTIONS UNDER FEDERAL SECURITIES LAWS, WHICH COULD REDUCE THE LIQUIDITY OF OUR COMMON STOCK, SO YOU MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR STOCK.

     The Securities and Exchange Commission has adopted regulations, which generally define penny stocks to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. On October 4, 2002, the closing price for our common stock, as quoted on the Over the Counter Bulletin Board, was $0.11 per share and therefore, our common stock is designated a "Penny Stock." As a penny stock, our common stock may become subject to Rule 15g-9 under the Exchange Act or the Penny Stock Rules. These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities
Exchange Act of 1934, as amended. These rules impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

     The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

     For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

     The penny stock restrictions will no longer apply to our common stock if we become listed on a national exchange; we would again qualify for listing on the Nasdaq SmallCap Market if we attain $2,000,000 minimum net tangible assets and a $1.00 per share market price. In any event, even if our common stock were exempt from the penny stock restrictions, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Securities and Exchange Commission the authority to restrict any person from participating in a distribution of penny stock, if the Securities and Exchange Commission finds that such a restriction would be in the public interest.

     Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34- 29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

     o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

     o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

     o    the wholesale dumping of the same securities by promoters and

     o broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP.

     Our common stock has been traded on the Over the Counter Bulletin Board ("OTC:BB") since August 13, 2002. Prior to that date, our common stock was traded on the Nasdaq SmallCap Market, from which it was delisted for not meeting the minimum requirements for continued listing. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 14,833,999 shares of common stock outstanding as of October 4, 2002, 10,803,154 shares are, or will be, freely tradable without restriction. The remaining 4,030,845 shares of common stock held by our "affiliates" or persons who recently purchased their shares from the company without Securities and Exchange Commission registration are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144 and the remainder of these shares are included in this prospectus.

     In addition, we have issued options to purchase up to [1,413,000] shares of our common stock and warrants to purchase up to [5,880,480] shares of common stock.

IN THE FUTURE, WE MAY ISSUE MORE SHARES OF OUR COMMON STOCK. THIS WOULD REDUCE EXISTING STOCKHOLDERS' PERCENTAGE OF OWNERSHIP AND MAY REDUCE SHARE VALUE.

     Under our amended and restated certificate of incorporation, we are authorized to issue a total of 40 million shares of common stock and 2 million shares of preferred stock. If we issue all or part of our remaining authorized common stock or preferred stock this will result in dilution in the percentage of common stock held by existing stockholders. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on the value of our shares.

OUTSTANDING SHARES THAT ARE CURRENTLY RESTRICTED FROM RESALE MAY BE SOLD IN THE FUTURE, CAUSING THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     As of October 4, 2002, we had 14,833,999 shares of our common stock issued and outstanding, of which 10,803,154 are freely transferable and 4,030,845 shares are held by affiliates of the company who have held such shares for more than one-year and may sell the shares pursuant to Rule 144. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell an amount every three months equal to the greater of (a) one percent of the company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. As restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

     A total of 14,000,000 shares of our common stock are being registered for resale under this prospectus. The market price of our common stock could drop if substantial amounts of shares are sold in the public market. A drop in the market price could reduce the value of your investment and could require us to issue more stock than we otherwise would to raise capital. In addition, after a one-year holding period, shares we issue under Rule 144 to non-affiliates will become eligible for trading without any additional payment to us or any increase in our capitalization

OFFERING RISKS

POSSIBLE EFFECTS OF SALES UNDER THE EQUITY LINE OF CREDIT

     Assuming issuance of the estimated maximum number of remaining shares available under the Equity Line of Credit, there will be an additional 17,722,198 shares of common stock outstanding. The common stock to be issued under the Equity Line of Credit would be issued at a 3% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline. It is anticipated that Cornell Capital Partners, L.P., the purchaser under the Equity Line of Credit will seek to sell shares purchased under each purchase installment prior to purchasing the next installment, thereby creating continuous selling pressure on the market price of the common stock.

     The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For a given advance, we will need to issue a greater number of shares of common stock under the Equity Line of Credit as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

     The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

THE EXERCISE OF OUR PUT RIGHTS TO CORNELL CAPITAL PARTNERS, L.P., UNDER THE EQUITY LINE OF CREDIT, MAY SUBSTANTIALLY DILUTE THE INTERESTS OF OTHER SECURITY HOLDERS. THE NUMBER OF SHARES THAT CAN BE PUT TO CORNELL CAPITAL PARTNERS., L.P., INCREASES AS THE PRICE OF OUR STOCK FALLS.

     Subject to certain terms and conditions of the Equity Line of Credit Agreement, we intend to issue shares of our common stock to Cornell Capital Partners, L.P. at a price equal to the 97% of the lowest closing bid price on the Over the Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the advance notice date. The exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock. Depending on the price per share of our common stock during the 24-month term of the Equity Line of Credit Agreement, we may need to register additional shares for resale.

     The Equity Line of Credit Agreement with Cornell Capital Partners, L.P. is not based upon a fixed number of shares but a fixed dollar amount. Because we are allowed to put shares to Cornell Capital Partners, L.P. at a discount to the market price, we may decide to put a greater number of shares to them in order to raise needed capital even if the price of our stock falls. The higher the price per share when we make a put, the less dilution will occur. However, the lower the price of our stock when we make a put, the greater dilution other investors will experience each time we make a put.

STOCKHOLDERS WOULD EXPERIENCE SIGNIFICANT DILUTION IF WE WERE TO PUT THE MAXIMUM NUMBER OF SHARES POSSIBLE TO CORNELL CAPITAL PARTNERS, L.P. UNDER THE EQUITY LINE OF CREDIT AGREEMENT.

     We may put shares to Cornell Capital Partners, L.P. under the Equity Line of Credit Agreement at 97% of our then-market rate. Under our amended and restated certificate of incorporation authorizes our board of directors to issue up to 40,000,000 shares of our common stock, $.01 par value, of which 14,833,999 are currently issued and outstanding, 1,413,000 shares of common stock are reserved for issuance pursuant to outstanding options, 5,880,480 shares of common stock are reserved for issuance pursuant to outstanding warrants, 3,722,198 are reserved and covered by the prior registration statement and 14,000,000 are reserved and covered by the registration statement of which this prospectus is a part. Because of the option we have to sell shares to Cornell Capital Partners, L.P. at very low prices, a substantial risk of dilution exists for stockholders, which could cause a significant reduction in the value of their shares.

     Issuance of the above shares, or of additional shares of common stock that we may issue in future transactions, could cause substantial dilution in the percentage of the common stock held by purchasers in this offering.

THE SALE OF LARGE AMOUNTS OF OUR COMMON STOCK, INCLUDING SALES BY CORNELL CAPITAL PARTNERS, L.P., COULD REDUCE THE PRICE OF OUR COMMON STOCK AND ENCOURAGE SHORT SALES.

     When we exercise our put rights and sell shares of our common stock to Cornell Capital Partners, L.P., it may resell the stock they purchase from us at a price and time determined by them, provided the shares are covered by an effective registration statement under the Securities Act. If Cornell Capital Partners, L.P. does sell its shares, our common stock price may decrease because of the additional shares available in the market. If we decide to exercise our put rights to Cornell Capital Partners, L.P. while the price of our stock is low, we must issue more shares of our common stock for any given dollar amount received from Cornell Capital Partners, L.P. In addition, the timing of sales and the price at which Cornell Capital Partners, L.P. sells the shares could have an adverse effect upon the public market for our common stock. See "Plan of Distribution."

THE TERMS OF THE EQUITY LINE OF CREDIT AGREEMENT MAY MAKE IT DIFFICULT TO EVALUATE A STOCKHOLDER'S EQUITY POSITION IN THE COMPANY.

     The percentage of our common stock held by a stockholder on any given day may be different from another day depending on when and how many shares we require Cornell Capital Partners, L.P. to purchase from us under the Equity Line of Credit Agreement. We expect to use the net proceeds from the Equity Line of Credit for acquisitions and general corporate purposes. However, we will have significant flexibility in applying the net proceeds. If we fail to apply the net proceeds effectively, our business could be negatively affected.

WE MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS FROM CORNELL CAPITAL PARTNERS, L.P., TO MEET OUR LIQUIDITY NEEDS.

     The future market price and trading volume of our common stock limits the rate at which we can obtain funding from Cornell Capital Partners, L.P. under the Equity Line of Credit Agreement. If volume is low the size of our put is limited, if the price becomes too low, even with adequate trading volume, it may become inefficient for us to make puts under the agreement. The Equity Line of Credit Agreement allows us to make puts at these low prices (as low or lower than $0.01 per share). We may be unable to satisfy the conditions contained in the Equity Line of Credit Agreement, which would result in our inability to draw down money on a timely basis, or at all. If the price of our common stock declines, or trading volume in our common stock is low, we will be unable to obtain sufficient funds to meet our needs

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS FROM THE SALE OF SHARES TO CORNELL CAPITAL PARTNERS, L.P., AND, IF FUNDS ARE NOT PUT TO THEIR BEST POSSIBLE USE, THE FINANCIAL RESULTS OF OUR OPERATIONS WILL SUFFER.

     Our management will have broad discretion over how they use the funds we raise. As a result, investors will be relying on management's judgment with only limited information about its specific intentions for use of the proceeds. If management is unsuccessful in producing profits from the deployment of these proceeds, the value of our common shares could decrease significantly.

THE ISSUANCE OF SHARES UNDER THE EQUITY LINE OF CREDIT MAY RESULT IN A CHANGE OF CONTROL.

     The issuance of shares under the Equity Line of Credit may result in a change of control. That is, up to 17,722,198 shares of common stock could be issued under the Equity Line of Credit (i.e., the maximum number of shares registered in the prior registration statement plus the maximum number of shares being registered in the registration statement of which this prospectus is a part). If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of NUWAVE by electing its or their own directors.

A SMALL NUMBER OF STOCKHOLDERS WILL OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK AND WILL CONTROL US.

     Prior to this offering, the officers and directors beneficially own approximately 10.8% of our stock. We have the right to sell up to 17,722,198 shares through puts to Cornell Capital Partners, L.P. If we sold 17,722,198 shares to Cornell Capital Partners, L.P. and it continued to hold all 17,722,198 shares, it would beneficially own approximately 54.5% of our then issued and outstanding common stock, and together it and our current officers and directors would beneficially own approximately 57.7% of the issued and outstanding shares. These stockholders will control most matters requiring approval by our stockholders, including the election of our directors. As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover, or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control in an acquisition or takeover.

                           FORWARD-LOOKING STATEMENTS

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                               SELLING STOCKHOLDER

     The following table presents information regarding the selling stockholder. The selling stockholder has not held a position or office, or had any other material relationship, with NUWAVE, except as follows: Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners, L.P. are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. As of October 4, 2002, Cornell Capital Partners, L.P. has advanced $150,000 to NUWAVE and we have issued 1,277,802 shares of our common stock to Cornell Capital Partners, L.P. under the terms of the Equity Line of Credit Agreement. Of these, 3,722,198 shares are covered by a prior registration statement and 14,000,000 shares are being registered in the registration statement to which this prospectus is a part. In April 2002, Cornell Capital Partners, L.P. also received 218,095 shares of Common Stock as a commitment fee for entering into the Equity Line of Credit Agreement, which shares have been registered in a prior registration statement.

                                                                         PERCENTAGE OF
                                      PERCENTAGE OF                       OUTSTANDING                     PERCENTAGE OF
                                       OUTSTANDING      SHARES TO BE      SHARES TO BE                     OUTSTANDING
                         SHARES           SHARES       ACQUIRED UNDER    ACQUIRED UNDER                      SHARES
                      BENEFICIALLY     BENEFICIALLY      THE LINE OF      THE LINE OF     SHARES TO BE    BENEFICIALLY
                      OWNED BEFORE     OWNED BEFORE    CREDIT IN THIS    CREDIT IN THIS    SOLD IN THE     OWNED AFTER
SELLING STOCKHOLDER     OFFERING         OFFERING         OFFERING          OFFERING        OFFERING        OFFERING
-------------------   ------------    -------------    --------------    --------------   ------------    -------------
Cornell Capital
Partners, L.P.         17,760,993*       54.5%**         14,000,000           48.6%        14,000,000          0%

* Includes 14,000,000 shares registered covered by the registration statement of which this prospectus is a part, plus shares issuable to Cornell Capital Partners, L.P. and covered by a prior registration statement, plus shares currently directly held by Cornell Capital Partners, L.P.
** Assumes all shares covered by the registration statement of which this prospectus is a part are issued to Cornell Capital Partners, L.P.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The Equity Line of Credit calls for a maximum of $3.0 million of shares to be sold over a two-year period ending on May 31, 2004.

     For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and commitment fees of 4% of the gross proceeds raised under the Equity Line of Credit.

                                  AMOUNT           AMOUNT           AMOUNT
                                  ------           ------           ------
GROSS PROCEEDS                $1,000,000       $2,000,000       $3,000,000
NET PROCEEDS                    $875,000       $1,835,000       $2,795,000


USE OF PROCEEDS:                  AMOUNT           AMOUNT           AMOUNT
----------------                  ------           ------           ------
SALES AND MARKETING             $100,000         $150,000         $200,000
ADMINISTRATIVE EXPENSES,         100,000          200,000          200,000
  INCLUDING SALARIES
GENERAL WORKING CAPITAL          675,000        1,485,000        2,395,000
                                 -------        ---------        ---------
TOTAL                           $875,000       $1,835,000       $2,795,000

                                    DILUTION

     The net tangible book value of NUWAVE as of June 30, 2002, was $1,133,000 or $0.08 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of NUWAVE (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to NUWAVE, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.08 per share.

     If we assume that NUWAVE had issued 17,722,198 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.08 per share (i.e., the maximum number of shares of common stock registered under the prior registration statement for shares offered under the Equity Line of Credit plus the maximum number of shares registered in this offering under the Equity Line of Credit), less offering expenses of $85,000, our net tangible book value as of June 30, 2002, would have been 2,409,065 or $0.08 per share. Note that at an offering price of $0.08 per share, NUWAVE would receive gross proceeds of $1,417,776, or all available funds under the Equity Line of Credit. Such an offering would represent no change in net tangible book value to existing stockholders per share and no dilution to new stockholders per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                    $0.08

Net tangible book value per share before this offering       $0.08

Increase attributable to new investors                       $0.00
                                                             -----
Net tangible book value per share after this offering                      $0.08
                                                                           -----
Dilution per share to new stockholders                                     $0.00
                                                                           =====

     The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

     ASSUMED OFFERING     NUMBER OF SHARES TO BE     DILUTION PER SHARE TO NEW
          PRICE                  ISSUED (1)                  INVESTORS
          -----                  ----------                  ---------
          $0.11                  17,722,198                    $0.02
          $0.08                  17,722,198                    $0.00
          $0.07                  17,722,198                    $0.00

(1) This represents the estimated maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              PLAN OF DISTRIBUTION

     The selling stockholder has advised us that the sale or distribution of NUWAVE's common stock owned by it may be effected directly to purchasers by the selling stockholder or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions)

          (i) on the Over the Counter Bulletin Board or in any other market on which the price of NUWAVE's shares of common stock are quoted or

          (ii) in transactions otherwise than on the Over the Counter Bulletin Board or in any other market on which the price of NUWAVE's shares of common stock are quoted.

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholder or by agreement between the selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholder effect such transactions by selling their shares of NUWAVE's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholder and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners, L.P. will pay NUWAVE 97% of the lowest closing bid price of NUWAVE's common stock on the Over the Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance notice date. In addition, Cornell Capital Partners, L.P. will receive a fee of 4% of the proceeds received by NUWAVE under the Equity Line of Credit. The 3% discount, the 4% fee are underwriting discounts.

     Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners, L.P. is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners, L.P. does not intend to make a market in NUWAVE's stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing NUWAVE's common stock.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners, L.P. and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the [expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 4% of the gross proceeds received] under the Equity Line of Credit. In addition, the offering expenses consist of: a Securities and Exchange Commission registration fee of $142, printing expenses of $5,000, accounting fees of $10,000, legal fees of $40,000 and miscellaneous expenses of $29,858. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

     The selling stockholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholder or its agent may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of NUWAVE while such selling stockholder is distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners, L.P. can cover any short positions only with shares received from NUWAVE under the Equity Line of Credit. The selling stockholder is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                              EQUITY LINE OF CREDIT

Summary

     On April 15, 2002, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P., and amended and restated the Agreement as of May 17, 2002. Pursuant to the Equity Line of Credit Agreement, as amended and restated, we obtained an Equity Line of Credit under which, we may, at our discretion, periodically sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to $3.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners, L.P. will pay 97% of the lowest closing bid price on the Over the Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the advance notice date. Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners, L.P. will be paid a fee of 4% of each advance under the Equity Line of Credit. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. On May 31, 2002, the SEC declared effective a registration statement on Form SB-2 filed by NUWAVE to register 5,238,095 shares of its common stock to be issued to Cornell Capital Partners, L.P. and another stockholder under the terms of the Equity Line of Credit Agreement. On August 20, 2002, we received a loan from Cornell Capital Partners, L.P. in the amount of $300,000. As of October 4, 2002, we have repaid $145,000 of the outstanding balance from the proceeds of puts under the Equity Line of Credit Agreement, leaving a current balance of $155,000, which we intend to repay at the rate of approximately $30,000 per week from the proceeds of puts under the Equity Line of Credit over the next two months. On October 9, 2002, we received a second loan from Cornell Capital Partners, L.P. in the amount $125,000, which we plan to repay at the rate of $12,500 per week from the proceeds of puts under the Equity Line of Credit over the following three months. As of October 4, 2002, Cornell Capital Partners, L.P., under the terms of the Equity Line of Credit Agreement, has advanced $150,000 to NUWAVE and we have issued 1,277,802 shares of our common stock to Cornell Capital Partners, L.P. Based on our current trading price, it is anticipated that the number of shares covered by the prior registration statement will be accounted for in 4 advances, which NUWAVE may draw as early as November 8, 2002. The registration statement of which this prospectus is a part is to register 14,000,000 additional shares that may be issued or issuable to Cornell Capital Partners, L.P. under the terms of the Equity Line of Credit Agreement. The costs associated with this registration will be borne by us.

     The Equity Line of Credit is non-exclusive, thereby permitting us to offer and sell our securities to third parties while the Equity Line of Credit is in effect. We can terminate the Equity Line of Credit Agreement at any time, provided there is no pending advance thereunder.

Equity Line of Credit Explained

     Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

     We were permitted to request the initial advance under the Equity Line of Credit upon May 31, 2002, the effective date of the registration statement which covered, among other matters, the registration of up to 5,000,000 shares of our common stock to be issued under the Equity Line of Credit. Thereafter, we may continue to request advances until Cornell Capital Partners, L.P. has advanced $3.0 million or two years after the effective date of the registration statement, whichever occurs first. As of October 4, 2002, Cornell Capital Partners, L.P. has advanced $150,000 to NUWAVE and we have issued 1,277,802 shares of our common stock to Cornell Capital Partners, L.P. under the terms of the Equity Line of Credit Agreement.

     The amount of each advance is subject to an aggregate maximum advance amount of $100,000 in any seven business day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

     We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. On a prior registration statement, NUWAVE registered 5,000,000 shares of its common stock to be issued under the equity line of credit. As of October 4, 2002, Cornell Capital Partners, L.P., under the terms of the Equity Line of Credit Agreement, has advanced $150,000 to NUWAVE and we have issued 1,277,802 shares of our common stock to Cornell Capital Partners, L.P. Based on our current trading price, it is anticipated that the number of shares covered by the prior registration statement will be accounted for in 4 advances, which NUWAVE may draw as early as November 8, 2002. The registration statement of which this prospectus is a part is to register 14,000,000 additional shares that may be issued or issuable to Cornell Capital Partners, L.P. under the terms of the Equity Line of Credit Agreement. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming NUWAVE issued the maximum number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.08 per share, NUWAVE would issue 17,722,198 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $1,417,775. These shares would represent 54% of our outstanding common stock upon issuance. However, under the Equity Line of Credit Agreement, we cannot request in any single advance a number of shares that would exceed 9.9% of our then-outstanding common stock.

     The issuance of shares under the Equity Line of Credit may result in a change of control. That is, up to 17,722,198 shares of common stock could be issued under the Equity Line of Credit (i.e., the maximum number of shares registered in the prior registration statement plus the maximum number of shares being registered in the registration statement of which this prospectus is a part). If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of NUWAVE by electing its or their own directors.

     Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.11 per share and 25% and 50% discounts to the recent price. This table does not take into account any shares of our common stock that would be issued upon exercise of options or warrants.

                                                           25%             50%
                                                        DISCOUNT        DISCOUNT
                                                        --------        --------
          Purchase Price:                  $0.11           $0.08           $0.06
          Number of Shares (1):       25,909,091      35,625,000      51,818,182
          Total Outstanding (2):      40,743,090      50,458,999      66,652,181
          Percent Outstanding (3):         63.59%          70.60%          77.74%

----------

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. at the prices set forth in the table, and assumes that an amended registration statement or new registration statement would be filed in the event the shares to be sold to Cornell Capital Partners, L.P. exceeds 17,722,198 shares.
(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P.
(3) Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding.

                            MARKET PRICE INFORMATION

     Our common stock is traded on the OTC:BB under the symbol "WAVE". Prior to August 13, 2002, our common stock was included on the National Association of Securities Dealers Automated Quotation System (Nasdaq) SmallCap Market under the symbol "WAVE." The following table sets forth the quarterly high and low closing bid prices for the common stock as reported by Nasdaq for the periods indicated. These prices are based on quotations between dealers, and do not reflect retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                               HIGH           LOW
                                               ----           ---
          FISCAL 2000
          First Quarter                       $5.75          $2.19
          Second Quarter                       4.13           1.66
          Third Quarter                        2.44           1.59
          Fourth Quarter                       1.75           0.66

          FISCAL 2001
          First Quarter                       $1.44          $0.41
          Second Quarter                       1.02           0.60
          Third Quarter                        1.89           0.55
          Fourth Quarter                       1.43           0.86

          FISCAL 2002
          First Quarter                       $1.05          $0.59
          Second Quarter                       0.71           0.30


                                       19


                                               HIGH           LOW
                                               ----           ---

          Third Quarter                        0.41*          0.07*
          Fourth Quarter (through
            October ___, 2002)*                0.14           0.11

* Through August 12, 2002, as quoted on Nadaq SmallCap Market, from August 13, 2002, through the balance of the quarter, as quoted on the OTC:BB.

     See the cover page of this prospectus for the last sales price of the common stock reported on the OTC:BB as of a recent date.

     On October 4, 2002, there were approximately170 holders of record of our common stock. This number does not include beneficial owners of the common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the notes thereto and the other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning underlying assumptions and other statements which are other that statements of historical facts. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially. Our expectations and beliefs are expressed in good faith and are believed by us to have a reasonable basis but there can be no assurance that management's expectations, beliefs or projections will be achieved or accomplished. Our actual results could differ materially from those discussed in the forward-looking statements due to factors discussed under "Risk Factors," as well as factors discussed elsewhere in this prospectus. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

SUMMARY FINANCIAL INFORMATION

     The summary financial data set forth below are derived from and should be read in conjunction with the financial statements, including the notes thereto, filed as part of this Registration Statement in Form SB-2.

STATEMENT OF OPERATIONS       SIX MONTHS ENDED                            YEAR ENDED
DATA:                             JUNE 30,                               DECEMBER 31,
                              ----------------     --------------------------------------------------
(in thousands,                      2002                   2001              2000             1999
except share data)            ----------------     --------------------------------------------------
Revenues                        $       281          $       505      $        14      $        17
Net Loss                        $    (1,569)         $    (4,273)     $    (4,289)     $    (2,690)
Net loss per common share       $     (0.13)         $     (0.40)     $     (0.42)     $     (0.32)
Weighted average number of       12,151,007           10,749,404       10,135,345        8,419,644
shares

                                  JUNE 30,                                  DECEMBER 31,
                              ----------------      -------------------------------------------------
BALANCE SHEET DATA:                 2002                    2001             2000              1999
                              ----------------      -------------------------------------------------
Working capital                 $       198          $       895      $     3,767      $     1,833
Total assets                    $     1,133          $     2,133      $     4,885      $     3,180
Total liabilities               $       562          $       846      $       417      $       275
Stockholders' equity            $       571          $     1,287      $     4,467      $     2,906

GENERAL

     In 2001, we began commercializing our technologies, having been a development stage enterprise since our organization in July 1995. Our mission is to identify, develop and commercialize high-margin, proprietary technologies suited for high-volume, high-growth markets and, in turn, achieve attractive long-term growth for our company. We have been focusing on technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. Our initial products can be used by original equipment manufacturers ("OEM's") for placement into products that have or utilize display screens such as televisions or DVD players, for supplementing and increasing video quality on existing television monitors and video displays via set-top boxes containing our technology, and by individuals over the Internet for improving their personal photographs. Our patented high speed filtering technology removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). We have developed and are currently marketing three product lines based upon our proprietary technology. These products are: (1) the NUWAVE Video Processor ("NVP") Technology; (2) Retail Products and (3) Digital Filtering Technology (see "Marketing and Sales").

RESULTS OF OPERATIONS

     Revenues for the year ended December 31, 2001 were $505,000 as compared to $14,000 for the prior year. This was a direct result of the introduction and sales of our VGE retail product and our ASIC chips. Cost of sales for 2001 was $308,000 versus $4,000 for 2000 also as a direct result of the increased sales. Research and development costs for the year ended December 31, 2001, were $1,165,000; a reduction of $18,000 from the prior year. This reduction included a decrease in engineering salaries and outside consulting fees of $257,000 and miscellaneous related costs of $10,000, primarily due the completion of the initial development of our core technologies. These reduced development costs were partially offset by an increase in amortization and write-off of development costs related to the PicturePrep software and the PicturePrepClub.com Web site over 2000 of $249,000. General and administrative expenses for the year ended December 31, 2001 were $3,699,000; an increase of from the prior year. Such increases were primarily a result of accounting treatment for performance stock options granted during 2001 ($226,000), increased legal fees as a result of additional Securities and Exchange Commission filings and contract work during 2001 ($144,000) and other ($15,000). Interest income (net of interest expense) for the year ended December 31, 2001 was $76,000 as compared to $264,000 for the prior year as a result of lower cash balances throughout 2001 compared to 2000. During the year ended 2001 we showed a benefit arising from income taxes of $318,000 as compared to a provision for income taxes in 2000 of $66,000. This change is a direct result of estimates posted for the sale of state tax credits based on a special New Jersey State program. As a result of the above we had a net loss for the year ended December 31, 2001, of $4,273,000 compared to a net loss for the year ended December 31, 2000, of $4,289,000, a decrease in losses of $16,000.

     The net loss for the year ended December 31, 2000, of $4,289,000 compared to a net loss for the year ended December 31, 1999, of $2,691,000, an increase in losses of $1,598,000. The increased losses for the year ended 2000 were primarily attributable to increases in advertising and trade show expenses of $581,000 relating to the introduction of the PicturePrep 2000 product and the opening of our photo portal PicturePrepClub.com; an increase in payroll costs of approximately $130,000 relating to the addition of two marketing personnel; an increase in amortization charges relating to the issuance of stock options to third party consultants of $107,000; increases in research and development costs of $244,000 and a reduction in our provision for income tax benefits of $975,000. The increase in research and development costs of $244,000 was principally related to the final stages of development of the NVP 104 chip, development of PicturePrep technology and costs related to the development of our on-line photo portal. These increases were partially offset by an increase in interest income of $100,000 and one-time charges of $339,000 incurred during 1999 relating to the results of an arbitration settlement with Rave Engineering Corp.

    SIX MONTHS ENDED JUNE 30, 2002 COMPARED TO SIX MONTHS ENDED JUNE 30, 2001

     Revenues for the six months ended June 30, 2002, were $281,000 compared to $72,000 for the six months ended June 30, 2001, as we began selling the NVP Technology in the form of ASIC (application specific integrated circuits) chips to OEMs and our first retail product the "VGE" video game enhancer in June 2001. In December 2001, we entered into a strategic alliance with Gemini Industries (Gemini), a manufacturer and distributor of consumer electronics accessories. Gemini was granted a five-year exclusive license to market and distribute NUWAVE's VGE in North America. Initial shipments of the VGE and ASIC chips to Gemini took place during the first quarter of 2002. Cost of sales for the six months ended June 30, 2002, was $148,000 compared to $28,000 for the six months ended June 30, 2001. During the six months ended June 30, 2002, $469,000 was spent on research and development activities compared to $512,000 for the same six-month period in 2001, a decrease of $43,000. This decrease was primarily due to the elimination of amortization of the development costs relating to Company's PicturePrep software product and PicturePrepClub website. The majority of the research and development expenditures incurred during 2002 have related to the development of the Company's new ASIC chip, the "NVP 1104" completed in July 2002 and the development of our retail and security/ surveillance lines (see marketing and sales). General and administrative expenses for the six months ended June 30, 2002, totaled $1,237,000 representing a decrease of $75,000 compared to the six months ended June 30, 2001. Such decrease was the result of decreases in payroll of $44,000 combined with decreases in recruiting of $37,000, professional fees of $18,000 and marketing costs of $33,000 and other of $24,000; these decreases were offset by an increase in financial consulting of $81,000 primarily representing the non-cash costs (using the Black-Scholes calculation of accounting for issuances of options and warrants) of warrants and options issued to consultants.

     Interest income (net of interest expense) was $4,000 for the six months ended June 30, 2002, as compared to $65,000 for the same period in 2001 primarily due to the Company's lower cash position as well as lower interest rates. As a result of the above, we had a net loss of $1,569,000 for the six months ended June 30, 2002, compared to a net loss for the six months ended June 30, 2001, of $1,715,000.

     Although we anticipate deriving increased revenues from the sale of our ASIC chips and retail products and the licensing of our proprietary digital software during 2002, no assurance can be given that these products will be successfully marketed or that losses will not continue to occur during such period. See "Liquidity and Capital Resources."

LIQUIDITY AND CAPITAL RESOURCES

     From our inception until the IPO in 1996, we relied for all of our funding ($2,900,000 in cash plus the cancellation of the notes in the principal amount of $350,000) on private sales of our debt and equity securities ("Private Financings"). In July 1996, we completed our IPO and received net proceeds of $9,538,428. We used $2,073,652 of the net proceeds of the IPO to repay the principal and interest on the outstanding notes issued to investors in connection with the Private Financings. On February 6, 1998, we issued 253,485 shares of our Common Stock for an aggregate purchase price of $1,000,000 to a Private Limited Partnership. Between May 19, 1998 and June 9, 1998, pursuant to a placement agency agreement with Janssen-Meyers Associates, L.P. ("Janssen-Meyers"), we issued 2,742,904 shares of our Common Stock and 2,057,207 Class A Redeemable Warrants for an aggregate purchase price of $7,280,546.

     On March 14, 2000, we completed a private placement with Janssen-Meyers whereby we issued 2,088,608 shares of our Common Stock and 1,044,304 Redeemable Common Stock Purchase Warrants for an aggregate purchase price of $6,600,000.

     During the period beginning August 28, 2001 and ending November 12, 2001, we issued a total of 844,922 of our shares at a reduced exercise price of $1 to the holders of certain of our placement agent warrants. These warrants were originally issued to the placement agent in connection with two private placements of our equity in May 1998 and March 2000 at exercise prices of $3.24 and $3.95 respectively. As a special incentive offer to the holders of the placement agent warrants, the original exercise prices were reduced during the period August 15, 2001 to January 15, 2002.

     On February 5, 2002, we entered into a private placement agreement with investors whereby we issued 600,000 shares of our Common Stock for an aggregate purchase price of $330,000. In connection with this agreement, the Company issued to the Placement Agent a Placement Agent Warrant, exercisable to purchase up to 30,000 shares of Common Stock, representing five percent of the total of the stock issued in the Offering. The warrants shall be exercisable for a period of five years, expiring on February 5, 2007, at an exercise price of $0.55 per share. On February 27, 2002, we entered into an agreement with an investor whereby we issued 214,286 shares of Common Stock and warrants to purchase up to 50,000 shares of Common Stock for an aggregate purchase price of $150,000. The warrants have an exercise price of $1.00 per share with exercise period of five years expiring February 27, 2007.

     On April 15, 2002, we entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P., and amended and restated the Agreement as of May 17, 2002. Pursuant to the Equity Line of Credit Agreement, as amended and restated, we obtained an Equity Line of Credit under which, we may, at our discretion, periodically sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of up to $3.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners, L.P. will pay 97% of the lowest closing bid price on the Over the Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the advance notice date. Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners, L.P. will be paid a fee of 4% of each advance under the Equity Line of Credit. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. On May 31, 2002, the SEC declared effective a registration statement on Form SB-2 filed by NUWAVE to register 5,238,095 shares of its common stock, including 5,000,000 shares to be issued to Cornell Capital Partners, L.P. upon advances under the terms of the Equity Line of Credit Agreement. On August 20, 2002, we received a loan from Cornell Capital Partners, L.P. in the amount of $300,000. As of October 4, 2002, we have repaid $145,000 of the outstanding balance from the proceeds of puts under the Equity Line of Credit, leaving a current balance of $155,000, which we intend to repay at the rate of approximately $30,000 per week from the proceeds of puts under the Equity Line of Credit over the next two months. On October 9, 2002, we received a second loan from Cornell Capital Partners, L.P. in the amount $125,000, which we plan to repay at the rate of $12,500 per week from the proceeds of puts under the Equity Line of Credit over the following three months. As of October 4, 2002, Cornell Capital Partners, L.P., under the terms of the Equity Line of Credit Agreement, has advanced $150,000 to NUWAVE and we have issued 1,277,802 shares of our common stock to Cornell Capital Partners, L.P. Based on our current trading price, it is anticipated that the number of shares covered by the prior registration statement will be accounted for in 4 advances, which NUWAVE may draw as early as November 8, 2002. The registration statement of which this prospectus is a part is to register 14,000,000 additional shares that may be issued or issuable to Cornell Capital Partners, L.P. under the terms of the Equity Line of Credit Agreement.

     In June 2002, we entered into stock purchase agreements with 16 investors whereby we issued 1,101,165 shares of our Common Stock for an aggregate purchase price of $330,350.

     On June 30, 2002, we had cash and cash equivalents of approximately $323,000 and no long-term liabilities. We anticipate that with our cash currently on hand plus the cash from the recent securities placements and assuming maximum advances under the Equity Line of Credit, we should be able to satisfy contemplated cash requirements for at least through the next twelve months. In their report on the audit of NUWAVE's financial statements for the year ended December 31, 2001, our independent auditors included an explanatory paragraph in their report because of the uncertainty that we could continue in business as a going concern. In the event we are unable to raise the anticipated nor receive cash from sales of our products, there would be substantial doubt about our ability to continue as a going concern.

                                    BUSINESS

GENERAL

     During the second half of 2001, we began commercializing our patented technologies, having been a development stage enterprise since our organization in July 1995. Our mission is to identify, develop and commercialize high-margin, proprietary technologies suited for high-volume, high-growth markets and, in turn, achieve attractive long-term growth for our company. Our focus to date has been and continues to be on unique technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. Our initial products can be used by original equipment manufacturers ("OEM's") for placement into products that produce images on display screens such as televisions or DVD players, for supplementing and increasing video quality on existing television monitors and video displays via set-top boxes containing our technology, and by individuals over the Internet for improving their personal photographs. Our patented high speed filtering technology removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). The three product lines based upon our proprietary technology are: (1) the NUWAVE Video Processor ("NVP") Technology; (2) retail products; and
(3) digital filtering technology.

NVP Technology

     The first technologies we are commercializing are in the fields of photo and video-enhancement. We have developed proprietary video-enhancement technology designed to significantly enhance video output devices with clearer, sharper details and more vibrant colors when viewed on the display screen. This is known as the NUWAVE Video Processor ("NVP") technology. We are marketing this technology in the form of ASIC chips ("Application Specific Integrated Circuits") directly to OEM's, who by incorporating this enabling technology would improve picture quality in their televisions, VCR's, DVD's, camcorders, set-top boxes and other video output devices. This technology can also be licensed to the OEM for incorporation onto their own ASIC design. The completed NVP 104 plastic (silicon) chip is currently being offered for sale. In July 2002, we introduced a step-up ASIC chip, the "NVP 1104," which will be produced at not only a lower cost for both NUWAVE and the potential OEM but will also allow for easier design implementation for the OEM.

Retail Products

     On July 24, 2002, we announced the introduction of a line of retail video products scheduled for release in the third and fourth quarters of 2002. The new products are powered by our new state-of-the-art "1104 ASIC chip technology" The retail line is expected to be introduced through consumer electronic distributors, national retail chains and specialty audio/video stores and includes a series of video game hook-up cables, an "S" Video Enhancer (SVE) set-top box and four video selector boxes that feature our proprietary technology for image enhancement. The introduction of these products will allow consumers to mix multiple video sources, from popular products such as DVD Players, Satellite Receivers, Video Camcorders, and Video Game Consoles

     Also in late August 2002, we announced the newest addition to our retail product line, a universal remote control unit. At the same time we announced the receipt of a $2.85 million purchase order for this product from Electronics Etc, Inc., a consumer products distributor with a wide retail customer base. Although this product does not contain NUWAVE's proprietary technology, it is compatible with and complementary to NUWAVE's newly introduced line of retail video enhancement products and can therefore be sold either independent of or together with our retail video enhanced selector boxes. The initial shipment is expected to take place in the fourth quarter of 2002, followed by additional shipments throughout and beyond the holiday selling season.

     During 2001, we completed development of our first retail product utilizing the NVP ASIC chip, the VGE set-top box for use with video games and DVD's. The VGE is a low-cost video game enhancer that provides home video "gamers" with better video quality, to give game players an "edge" to improve their scores. In late June 2001, we began introducing the VGE 101 through select distributors and manufacturer's representatives for placement in nationally known retail chains. In December 2001, we entered into a strategic alliance with Gemini Industries ("Gemini"), a manufacturer and distributor of consumer electronics accessories. Gemini was granted a five-year exclusive license to market and distribute NUWAVE's VGE in North America. After having received a three-month extension, Gemini still has not met their minimum contractual purchase requirements at this time. We are considering our alternatives so as to not further restrict our ability to sell and market our products to the retail marketplace.

Digital Software Technology

     In October 2001, we received a patent on our high speed filtering technology which removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). The NUWAVE algorithm process is three times faster than any other known filter thus allowing use in and during real time streaming video. We plan to license the digital filtering technology to OEMs for embedding in, or bundling with, products such as digital cameras, PC's, printers, scanners, camcorders and DVD's, among other digital imaging devices. The technology can also be bundled with the sale of a third party's product. In April 2002 we signed an agreement with Sony Corporation giving them the non-exclusive right to use one of our filters in their digital color printers in return for a nominal one time licensing fee. This agreement is significant as it validates the integrity of our technology and paves the way for the marketing and sales of this product to other worldwide industry leaders. We also anticipate that this initial step may lead to a growing relationship between Sony and NUWAVE.

     We are currently concentrating our activities on the introduction and launch of our new retail product line up along with marketing and sales of our ASIC line of chips, and our digital software technology to the OEM, professional video and retail markets and on the continuing development of our digital and analog video enhancement technology. Also, we are currently investigating other new technologies and products to address the digital, PC and Internet markets as well as licensing our technology to qualified entities. We believe this focused digital and analog image enhancement product strategy will provide our company with an expanded technology base, product line and services we can offer to potential customers. This strategy positions us to take full advantage of the significant video and photo growth opportunity presented by the converging PC, Internet, television, HDTV and telecommunication markets. We believe that the capacity of our administrative and support systems is sufficient to allow us to expand our business without significant additional capital expenditures.

     Although we anticipate deriving increased revenues from the sale of our ASIC chips and retail products and the licensing of our proprietary digital software, no assurance can be given that these products will be successfully marketed or that losses will not continue to occur during such period. See "Management's Discussion and Analysis - Liquidity and Capital Resources."

BACKGROUND--VIDEO IMAGES

     The human eye perceives all images as a result of its ability to recognize light. Light travels as continuous electromagnetic waves ("Analog Light Waves") that are either emitted by the object being observed or reflected from it. Analog Light Waves vary in frequency and amplitude, and can be directly captured as images. For example, in photography, light waves strike film treated with certain chemicals and the energy from the light wave causes chemical reactions that change the translucency of the film. As a result, the image can be recreated by again passing light through the film. In computers, visual images can be stored and manipulated after Analog Light Waves have been broken down into smaller constituent parts expressed as digital signals. These digital signals are transmitted as bits and then reconstituted into Analog Light Waves visible to the human eye.

     Broadcast television technology is based on Analog Light Wave transmissions. Analog Light Waves are captured by an electronic television camera and turned into usable electrical energy in the form of lower frequency waves in the form of electrical currents in an electric circuit ("Analog Video Waves"). That wave is transmitted to a receiver, where it is projected at the standard broadcast rate of 30 frames per second ("fps") against a phosphorescent screen. The screen then emits Analog Light Waves, making the image visible to the human eye.

     Modern video telecommunications, such as satellite broadcasting and cable television, generally combine both analog and digital processes in order to capture and transmit images. For example, in digital satellite video telecommunication the image is digitized by a computer processor and then broadcast to a satellite. The digital information is received and rebroadcast by the satellite directly to a receiver, and then reconstituted into energy in the form of an analog wave and displayed at 30 fps to create a visible image.

     Bandwidths available for satellite video transmission are limited by the Federal Communications Commission ("FCC"). These limitations significantly restrict the amount of information that can be transmitted in any time interval and require most information to be transmitted in a compressed digitized format.

     Given the physical limitations of satellite, cable and telephone systems, and their increasing interactivity, ever more emphasis is being placed on compression technology as a means to allow more data to be transmitted in any time interval. Using a variety of techniques, portions of a digital description of an image are omitted in the transmission of information, and, by mathematical formula or inference, most of the omitted data is then replaced after reception. The result of this compression technology has been to increase the number of channels available for digital satellite broadcasting from 50 to 150, and to significantly improve the quality of images transmitted over the Internet. We believe that improvements in the amount of compression possible will continue. However, as the amount of compression increases, more data will likely be lost, and the quality of the image will deteriorate.

     Image information may be lost in the process of compression or distorted during recording, transmission or playback because of various factors, including signal interference or deterioration of original film quality and camera focus. Some of the problems from this loss or distortion of image information include lack of clarity, a "washed out" look and reduced or inadequate black level.

     One of the methods used to compress digitized video information for storage and transmission, other than television transmission, is to eliminate frames. A phenomenon causing analogous results occurs when the hard drive of a computer, or some other component, cannot retrieve or present data at sufficiently high fps. In either case, image movement is erratic and unrealistic. Regardless of whether the signal is compressed, the image may be subject to random salt and pepper noise patterns.

OUR COMPANY'S VIDEO ENHANCEMENT PRODUCTS

The NVP Technology

     Our patented NVP controls, corrects and improves analog video signals using digital control (software). The NVP first detects and replaces all important picture synchronization and stability attributes. It then corrects the color and black-and-white information. The NVP enhances fine details of an image and reduces distortions incurred in the course of transmitting the image, corrects the pure black content of images and adjusts perceived light on projected images. Fine detail enhancement is achieved by a proprietary circuit that analyzes the form of the analog waves at the point of origin or display, and processes the wave to significantly increase the clarity of the image.

     The NVP achieves "blackness" correction by establishing a "reference to true black" and adjusting the rest of the color spectrum to that reference, making a "washed out" image appear more vivid. Similar referencing currently is available only in expensive video display units, TV monitors and projection systems; the NVP's proprietary circuits enable the process to be performed inexpensively on a printed circuit board, ASIC or a small portion of a integrated circuit chip.

     The NVP also contains circuits that provide for the adjustment of light in images and brightness of the colors presented, similar to circuits traditionally included in televisions.

     The NVP can be used prior to further processing of the Analog Video Wave at the source of the video signal and/or at the other end of the process prior to the display of the video image. In the form of a chip, it can be included in a television set, video projector or in a video conference display or in the decoder or routing box that connects a typical television to a cable broadcasting company or a multichannel satellite provider. The NVP also can be included in any personal computer that has a video capture board, a device enabling the computer to convert standard broadcast video signals into a digitized form. This enables the image to be enhanced prior to digitization.

     We have developed patented Softsets to control the functions of the NVP. The Softsets give both end-users and manufacturers who use the NVP in their products the ability to manipulate the attributes of video images to their own taste or standards. For example, the manufacturer of a set-top box who includes the NVP and Softsets in its product could offer viewers the ability to select predetermined optimum video parameters for "Sports," "Movies," "Drama" or other predesignated programming from their remote control ("Active Softsets"). Additionally, program providers or other transmitters can encode their signal so that a receiving device containing the Softsets and enhanced NVP will automatically adjust its video parameters to a predetermined value when the signal is received ("Passive Softsets"). The encoded signal can also be included in the actual programming.

Digital Video and Photo Software Video Enhancement Technology

     We have developed a proprietary technology to remove noise, graininess in pictures, to complement our clarity technology used in the NVP-104 ASIC. The result of this development is a set of patented algorithms that remove 70% of the picture noise while retaining correct focus (the image does not blur). In addition, the NUWAVE algorithm process is three times faster than any other known algorithm or filter thus allowing use in and during real time streaming video.

     We believe our company has proprietary solutions for sale in both analog and digital form to meet the continuing evolution and convergence of the PC to television markets and the worldwide trend away from analog devices toward digital devices.

Other Potential Products

     Our company, both internally and through the use of outside consultants, continues to conduct investigation and research and development with respect to other new technologies/products to address the digital, PC and Internet markets, which are new markets for us to participate in. We intend to continue to use outside consultants to assure exposure to new ideas and technology. These activities may give rise to additional products that we may commercialize. However, there can be no assurance that our efforts will result in marketable products or products that can be produced at commercially acceptable costs or that we will have sufficient funds available to support the development and commercialization of such products.

RESEARCH AND DEVELOPMENT

     Our Advanced Engineering Group currently operates to support the continuing development of our products and related technology, and the identification of additional sources of new technology. We utilize our Advanced Engineering Group to create products and technology. These products and technology include the NVP, a significant amount of the software included in each of its products and new circuitry to allow this technology to be produced as an ASIC chip and the proprietary digital software photo and video enhancement technology utilized in our first Internet and retail software product PicturePrep. During 2001, we completed development of the VGE set-top box utilizing the NVP ASIC chip for use with video games and DVD's. This is our first retail product utilizing the NVP ASIC chip. The VGE 101 is a low-cost video game enhancer that provides home video "gamers" with better video quality, to give game players an "edge" to improve their scores. In addition to the VGE, which utilizes the NVP 104 chip as its core technology, our engineering group is finalizing development of five additional NVP derivative set-top boxes for the consumer retail and professional marketplaces. These products are expected to be available within the next six months. In July 2002, we announced the completion of the NVP 1104 ASIC chip, a step-up product to the current NVP 104 ASIC.

     The Advanced Engineering Group consists of four of our employees, together with outside consultant organizations who have on their respective staffs engineers, technicians and support personnel who devote time to our company on an as-needed project-by-project basis. We anticipate that the make-up of our Advanced Engineering Group will change from time to time, depending on our current and anticipated development and commercialization plans. Our strategy with respect to new products and technologies is to continue to utilize the Advanced Engineering Group as well as other independent third party sources and to increase its internal technical and engineering staff as appropriate.

     During fiscal 2001 and 2000, $1,165,000 and $1,183,000, respectively, was spent on research and development activities. During the year ending December 31, 2002, we estimate that we will spend approximately $700,000 on research and development. Any increases or decreases to these research and development expenditure estimates are expected to be directly related to revenues generated from our current and forecasted product line-up.

MARKETING AND SALES

     Utilizing our proprietary technologies, we have completed development of three product lines: (1) retail products; (2) the NUWAVE Video Processor Technology; and (3) Digital Software (PicturePreptm Technology). These three product lines are currently being marketed to their respective distribution channels as follows:

Retail Products

     On July 24, 2002 we announced the introduction of a line of Retail video products scheduled for release in the third and fourth quarters of 2002. The new products are powered by the Company's new state-of-the-art "1104 ASIC chip technology" The retail line is expected to be introduced through consumer electronic distributors, national retail chains and specialty audio/video stores and includes a series of video game hook-up cables, an "S" Video Enhancer (SVE) set top box and four video selector boxes that feature the company's proprietary technology for image enhancement. The introduction of these products will allow consumers to mix multiple video sources, from popular products like DVD Players, Satellite Receivers, Video Camcorders, and Video Game Consoles

     Also in late August 2002 we announced the newest addition to our retail product line, a universal remote control unit. At the same time we announced the receipt of a $2.85 million purchase order for this product from Electronics Etc, Inc., a consumer products distributor with a wide retail customer base. Although this product does not contain NUWAVE's proprietary technology it is compatible with and complementary to NUWAVE's newly introduced line of retail video enhancement products and can therefore be sold either independent of or together with its retail video enhanced selector boxes. The initial shipment is expected to take place in the fourth quarter of 2002, followed by additional shipments throughout and beyond the holiday selling season.

     During 2001, we completed development of our first retail product utilizing the NVP ASIC chip, the VGE set-top box for use with video games and DVD's. The VGE is a low-cost video game enhancer that provides home video "gamers" with better video quality, to give game players an "edge" to improve their scores. In late June 2001, we began introducing the VGE 101 through select distributors and manufacturer's representatives for placement in nationally known retail chains.

In December 2001, we entered into a strategic alliance with Gemini Industries ("Gemini"), a manufacturer and distributor of consumer electronics accessories. Gemini was granted a five-year exclusive license to market and distribute NUWAVE's VGE in North America. After having received a three-month extension, Gemini still has not met their minimum contractual purchase requirements at this time. The Company is considering its alternatives so as to not further restrict its ability to sell and market its products to the retail marketplace.

     Also in June 2001, we entered into a strategic sales and marketing agreement with Partners in Europe ("PIE"), a Shannon, Ireland-based firm offering complete business solutions to North American companies seeking to establish or expand their European business. Under the agreement, PIE was to establish a full-scale European distribution, sales, marketing and warehousing operation for NUWAVE. The VGE was initially placed in over 500 retail locations throughout the U.K. VGE sales in Europe for the year 2001 amounted to $118,000 net of returns and were less than originally anticipated. An analysis of the returns shows they are a direct result of the soft sell of the VGE experienced by the U.K. retailers. To some degree we experienced similar results in the U.S. This is directly attributable to the lack of consumer awareness of the VGE's features, benefits and actual enhancement performance. We have determined that this condition at retail was not caused by retail price point, competition, poor product performance or defective products but solely that six to nine months is not normally sufficient time to successfully introduce and develop consumer awareness for a new product in a whole new product category as is engendered by the VGE. We have terminated our agreement with PIE and are looking for a strategic partner or partners to distribute and market our product in Europe. There can be no assurances that we will be successful in these endeavors.

NVP ASIC Technology

     We are marketing this technology in the form of ASIC chips ("Application Specific Integrated Circuits") directly to OEM's who by incorporating this enabling technology would improve picture quality in their televisions, VCR's, DVD's, camcorders, set-top boxes and other video output devices. This technology can also be licensed to the OEM for incorporation onto their own ASIC design. The completed NVP 104 plastic (silicon) chip is currently being offered for sale. We have been concentrating our efforts to date on demonstrating and marketing this technology to the large Asian consumer electronics OEM's in Japan and China. We have retained David Kwong, a consultant to the Company, for the sale and licensing of products in China and to maintain a sales office for us in China. In August and September 2001, we received our first OEM orders for the NVP 104 ASIC chips from a large Chinese electronics company that is utilizing the chips in its DVD product line, which is now available in the retail marketplace. We believe this is a significant step towards our goal of making our technology a new standard in video equipment and expect other OEM's to follow during 2002. Based on customer feedback, we are planning to introduce in July 2002, a step-up ASIC chip, the "NVP 1104" which will be produced at not only a lower cost for both NUWAVE and the potential OEM but will also allow for easier design implementation for the OEM. At the same time it will have additional features.

Digital Filtering Technology

     During 2000, we completed the initial development of our first proprietary digital photo and video software technology and launched the PicturePrep(TM) 2000 product line. The initial PicturePrep technology was developed at the height of the recent Internet frenzy for direct sale to consumers. With the downturn in the Internet boom we refocused our digital technology direction. In March 2001, this software was upgraded to PicturePrep(TM) Deluxe 2001 with new file management and uploading capabilities. In October 2001, the digital filters used in PicturePrep Deluxe were granted patent protection by the U.S. Patent Office. These filters remove graininess and digital artifacts, while preserving proper focus better than any other "real time" filters that are on the market today. There can be no assurance that we will be successful in our marketing of our ASIC chips.

     We plan to license the digital filtering technology associated with PicturePrepTM Deluxe 2001 to OEM's for embedding in products such as PC's, printers, scanners, camcorders and DVD's, among other digital imaging devices. These patented filters are expected to be in demand for use in processing digital video and movies used for streaming video over the Internet. The PicturePreptm digital technology not only complements our proprietary analog ASIC chip technology, but can also work in conjunction with it to further improve the resulting image quality. In April 2002, we signed an agreement with Sony Corporation, giving Sony the non-exclusive right to use one of our filters in its digital color printers, in return for a nominal one-time licensing fee. While we anticipate that this initial step may lead to a growing relationship between Sony Corporation and NUWAVE, there is no assurance that such a relationship will develop.

     With the initial introduction and sales of our VGE retail product and our ASIC chips occurring during 2001, our net sales for the year ended December 31, 2001, were $505,000 as compared to $14,000 for the prior year. See the discussion of Concentrations of Customers on page F-9 of Notes to Financial Statements. As a result of the exclusive Gemini Agreement, we anticipate a substantial reduction in our overall marketing and distribution costs of $638,000 in 2001, as they will be responsible for marketing and selling to retail outlets in North America. Although we anticipate deriving increased revenues from the sale of our ASIC chips and retail products and the licensing of our proprietary digital software during 2002, no assurance can be given that these products will be successfully marketed during such period.

MANUFACTURING

     We do not contemplate that we will directly manufacture any of our products. We have contracted with third parties to manufacture our NVP 104 ASIC and our VGE. We also may license to third parties the rights to manufacture the products, through direct licensing, OEM arrangements or otherwise.

     We intend to produce the NVP ASIC chips in accordance with a customer's requirements, supported by firm commitments, rather than producing and storing in inventory ASIC chips in anticipation of applications required by customers in the future.

PATENTS; PROPRIETARY INFORMATION

     To the extent practicable, we have filed and intend to file U.S. patents and/or copyright applications for certain of its proposed products and technology. We have also filed and intend to file corresponding applications in key industrial countries worldwide.

     In April 1996, we filed two U.S. patent applications on behalf of Rave Engineering Corporation ("Rave") for our Randall connector system. One patent was received in November 1997 and the second one in January 1998. Under the terms of the settlement agreement with Rave, we retain the exclusive license rights to these patents.

     In April 1998, we filed three U.S. patent applications for certain of our independently developed products: one for the NUWAVE Video Processor and two for the Softsets. These patents were granted in November 2000, February 2001 and May 2001, respectively. In August 1999, we filed a patent application for our digital software technology as used in PicturePrep product line. This patent was granted in October 2001. There is no assurance that any patent will afford us with commercially significant protection of our technology or that we will have adequate resources to enforce our patents.

     We also sell our technology and products in foreign markets. As such, we have filed for foreign patent protection in the countries forming the European Common Union, Japan and Korea. The patent laws of other countries may differ significantly from those of the United States as to the patentability of our products and technology. Moreover, the degree of protection afforded by foreign patents may be different from that in the United States. Patent applications in the United States are maintained in secrecy until the patents are issued, if a non-publication request is timely made and the applications are not foreign filed, and are otherwise published 18 months after filing. Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. As a result, we cannot be certain that we will be the first creator of inventions covered by any patent applications we make or the first to file patent applications on such inventions.

     Management believes that the products we intend to market and sell do not infringe the patents or other proprietary rights of third parties. Further, we are not aware of any patents held by competitors that will prevent, limit or otherwise interfere with our ability to make and sell our products. However, it is possible that competitors may have applied for, or may in the future apply for and obtain, patents which have an adverse impact on our ability to make and sell our products. There is no assurance that competitors will not infringe our patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require it to cease selling its products.

     We also rely on unpatented proprietary technology. There is no assurance that others may not independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, advisors and collaborators to enter into confidentiality agreements. We could be adversely affected in the event that these agreements fail to provide meaningful protection for our trade secrets, know-how or other proprietary information.

COMPETITION

     The markets that we intend to enter are characterized by intense competition, and, particularly with respect to the market for video editing, video production and video processing products, significant price erosion over the life of a product. Our products will directly compete with those of numerous well-established companies, such as Sony Electronics, Inc., Panasonic Division of Matsushita Electric Industrial Co., Motorola, Inc., Mitsubishi International Corp. and Royal Philips Electronics, NV, which design, manufacture and/or market video technology and other products. All of these companies have substantially greater financial, technical, personnel and other resources than we do and have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of these competitors dominate their industries and have the necessary financial resources to enable them to withstand substantial price competition or downturns in the market for video products.

EMPLOYEES

     We currently have nine full-time employees, of whom five are executives or administrative and four are in the Advanced Engineering Group, and depending on our level of business activity, expect to hire additional employees in the next 12 months, as needed, to support marketing and sales, manufacturing and research and development. We also retain a varying number of consultants on an as-needed basis.

PROPERTIES

     We have established our headquarters in Fairfield, New Jersey. Pursuant to the sublease relating to such facility, we are obligated to make monthly rental payments of $7,260. The sublease is on a month-to-month basis. Our subleased portion of the facility is approximately 2,500 square feet and the sublease entitles us to share certain common areas.

LEGAL PROCEEDINGS

     There are no current material legal proceedings involving our company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages as of October 4, 2002, and business experience of the directors and executive officers of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified or until their earlier resignation or removal. Our board consists of four members. Our officers serve at the discretion of the Board of Directors.

       NAME                 AGE                      POSITION
----------------------    -------  ---------------------------------------------
Gerald Zarin                61     Chairman of the Board of Directors, President
                                   and Chief Executive Officer

Edward Bohn                 56     Director

Lyle E. Gramley             75     Director

Joseph A. Sarubbi           74     Director

Jeremiah F. O'Brien         55     Vice President, Secretary and Chief Financial
                                   Officer

Robert Webb                 65     Vice President - Marketing/Technical
                                   Development

     GERALD ZARIN has been a Director and President and Chief Executive Officer of the company since July 1995. He has been Chairman of the Board of Directors since January 28, 1996. From June 1993 to July 1995, he was President and Chief Executive Officer at AMD Consulting, Inc., a business-consulting firm. From June 1991 until January 1993, Mr. Zarin was the Chairman, President and Chief Executive Officer of Emerson Radio Corporation ("Emerson Radio"), which designs and sells consumer electronics products. From November 1990 to June 1991, he was President and Chief Executive Officer of JEM, Inc., an importer of fine furnishings. From August 1987 to October 1990, he was Senior Vice President and Chief Financial Officer of Horn & Hardart, Inc., the parent company for Hanover House and various other hotels and fast food chains. From 1976 to 1986, he was President and Chief Executive Officer of Morse Electro, Inc., which designed and sold consumer electronics products.

     EDWARD BOHN has been a Director of and a consultant to NUWAVE since July 1995. Since March 2001, he has been Chief Financial Officer of Nova Corp., which constructs and manages the construction of data centers serving the telecommunications (Internet) industry both domestically and internationally, after having been a Director and Consultant since December 1999. Since February 1995, he has been a Director and Consultant of Jennifer Convertibles, a furniture distributor. Since September 1994, he has operated as an independent consultant in financial and operational matters. From January 1983 to March 1994, Mr. Bohn was employed in various capacities by Emerson Radio, including from March 1993 to March 1994, as Senior Vice President-Special Projects; and from March 1991 to March 1993, as Chief Financial Officer and Treasurer/Vice President of Finance. Prior to March 1991, he was Vice President of Finance and Treasurer. Prior to Emerson, he held positions as and Officer and Assistant Controller of Jersey Central Power and Light, as Coordinator of Internal Auditing for the GPU System, controller of a multi-million food manufacturing company, and held various positions in a public accounting firm.

     LYLE E. GRAMLEY has been a Director of the company since December 1995. Since 1985, he has been employed by the Mortgage Bankers Association in Washington, D.C., serving as Senior Staff Vice President and Chief Economist since 1985 to 1992, and as a Consulting Economist since 1992. From 1980 to 1985, Mr. Gramley was a member of the Board of Governors of the Federal Reserve Board.

     JOSEPH A. SARUBBI has been director of the Company since March 1996. From October 1993 to June 6, 1996, he was a director of The Panda Project, Inc., a manufacturer of computers and semiconductor packages. Since April 1988, Mr. Sarubbi has been a self-employed management and technical consultant to various technology companies. From February 1986 to April 1988, he was Senior Vice President of Manufacturing Operations for Tandon Corporation, a computer manufacturer. From December 1952 to January 1986, Mr. Sarubbi was employed by IBM in various senior engineering positions.

     JEREMIAH F. O'BRIEN has been Vice President and Secretary of NUWAVE since July 1995. Mr. O'Brien has been the Chief Financial Officer of NUWAVE since January 1996. Prior to joining NUWAVE, Mr. O'Brien held a six-year post as CFO and Executive Vice President for Cardiac Resuscitator Corporation, a medical electronic manufacturer. From September 1989 to June 1991, he served as Senior Vice President of Finance for Emerson Computer Corporation and Emerson Technologies, Inc., both of which manufacture and sell electronic components and products. Mr. O'Brien has also held a Corporate Controller's position for Andin International, a jewelry manufacturing company. Mr. O'Brien has also acted as an acted as an independent financial consultant to various private corporations.

     ROBERT WEBB has served as Vice President of marketing for NUWAVE since September 1995. From June 1995 to September 1995, Mr. Webb acted as an independent consultant to various private corporations. From July 1994 to March 1995, he was Vice President of new product development for Studio Magic, Inc. From October 1973 to October 1993, he was employed by and succeeded to General Manager, GSD of Grass Valley/Tektronix, a company that produces broadcast television equipment. Mr. Webb began his career as an engineer designing television systems for the United States government and was on the design team that completed the first digital television. He was also Founder and President of World Video, the first company to produce a monitor using the Trinton picture tube.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual and long-term compensation paid by our company for services performed on our company's behalf for the three fiscal years ended December 31, 2001, with respect to those persons who were, as of December 31, 2001, our Chief Executive Officer and our executive officers who received more than $100,000 in compensation for fiscal 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                                -------------------                 -------------------
                                                                                 SECURITIES
                                                                                 UNDERLYING
                                                                                   OPTIONS
            NAME AND                                              OTHER ANNUAL     (NUMBER      ALL OTHER
       PRINCIPAL POSITION           YEAR     SALARY      BONUS    COMPENSATION    OF SHARES)   COMPENSATION
       ------------------           ----     ------      -----    ------------   -----------   ------------
Gerald Zarin, President and         2001    $161,000       0           $0          200,000         $0
Chief Executive Officer             2000    $140,000    $50,000        $0                0         $0
                                    1999    $120,000    $25,000        $0           50,000         $0
Jeremiah F. O'Brien, Chief          2001    $120,000       0           $0           50,000         $0
Financial Officer, Vice             2000    $114,000    $25,000        $0                0         $0
President and Secretary             1999    $100,000    $10,000        $0           20,000         $0
Robert Webb, Vice President,        2001    $125,000       0           $0                0         $0
Marketing/Technical Development     2000    $119,000    $25,000        $0                0         $0
                                    1999    $108,000    $10,000        $0           20,000         $0

EMPLOYMENT AGREEMENTS

     Mr. Zarin entered into an employment agreement with the Company, dated as of April 2000, pursuant to which he agreed to serve as the Company's President and Chief Executive Officer through December 31, 2007 after which time the Employment Agreement shall automatically continue for additional one year periods (the "Renewal Terms") unless either Zarin or the Corporation notifies the other at least six months prior to the end of the initial or any Renewal Term. The agreement provided for an initial salary of $120,000 per year, which was increased to $150,000 on May 11, 2001. Mr. Zarin's base salary was voluntarily decreased to $137,500 in March 2002. Mr. Zarin is also entitled to an annual bonus based on the performance of the Corporation equal (i) 50% of his base compensation if the Company's net profits before taxes are equal to projections be approved by the Company's Board of Directors, (ii) 75% of his base compensation if the Company net profits before taxes are equal to 105% of such projections, and (iii) 100% of his base compensation if the Company's net profits before taxes are equal to 115% of such projections. Mr. Zarin can terminate the agreement upon 180 days notice. The Company can terminate the agreement for good cause at any time. If the Company elects not to renew the Agreement and has given proper notification, Mr. Zarin will receive on the date of termination an amount equal to 150% of his base compensation his entitled performance bonus and an amount equal to the average of any discretionary bonus paid if the preceding two calendar years (the "Termination Bonuses"). If the Company otherwise terminates the agreement without cause, or otherwise materially breaches the agreement prior to December 31, 2005, Mr. Zarin will receive a single payment equal to the remaining payments he would have been entitled to receive during the unexpired portion of the agreement, an additional two years base compensation and any termination bonuses. If the Company otherwise terminates the agreement without cause, or otherwise materially breaches the agreement after December 31, 2005, Mr. Zarin will receive a single payment equal to the remaining payments he would have been entitled to receive during the unexpired portion of the agreement, an additional three years base compensation and any termination bonuses. Pursuant to an earlier employment agreement Mr. Zarin was granted an option purchase 200,000 shares of Common Stock at $1.50 per share. The option expires December 31, 2005, and terminates if Mr. Zarin voluntarily leaves the Company or the employment agreement is terminate by the Company for good cause.

     On September 11, 1995, we entered into an employment agreement with Robert Webb, pursuant to which Mr. Webb was appointed Vice President-Marketing. In March 1997, his title was changed to Vice President-Marketing/Technical Development in order to more accurately reflect his duties. The employment agreement continued until March 31, 1996 and thereafter has been continuing for successive 3-month periods. Mr. Webb's base salary for 2002 is $70,000. In connection with his employment agreement, Mr. Webb received options to purchase 70,000 shares of our common stock at $1.50 per share.

     In connection with services performed by Mr. O'Brien, on July 17, 1995, he received 5,000 shares of our common stock valued at $.01 per share and has been granted options to purchase 25,000 shares of our common stock at $1.50 per share and 5,000 shares of our common stock at $2.00 per share. Mr. O'Brien's base salary for 2002 is $110,000.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company are entitled to a fee of $2,500 per year and $500 per meeting attended (other than telephonic meetings) for serving on the Board of Directors. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. For the fiscal year ended December 31, 2001, Messrs. Bohn, Gramley and Sarubbi received compensation of $1,500 for attendance at non-telephonic board meetings.

     The 1996 Non-Employee Director Stock Option Plan (the "Director Stock Option Plan") provides for the automatic grant to each individual elected, re-elected or continuing as a non-employee director of our company of a stock option for 5,000 shares of our common stock at an option exercise price equal to the fair market value of our common stock on the date of grant. 235,000 shares have been reserved for issuance under the Director Stock Option Plan. At December 31, 2001, options for an aggregate of 213,000 shares of our common stock exercisable at prices ranging from $0.81 to $6.75 per share expiring from May 3, 2003 to January 3, 2011 were outstanding under the Director Stock Option Plan.

     For a description of consulting fees paid to Messrs. Bohn and Sarubbi, see "Certain Relationships and Related Transactions."

BOARD AND COMMITTEE MEETINGS

     Our Board of Directors held six meetings during the fiscal year ended December 31, 2001. During 2001, no member of the Board of Directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he has been a director and (ii) the total number of meetings held by all committees on which he served.

     The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The Audit Committee met three times and the Compensation Committee met once during the fiscal year ended December 31, 2001.

     Messrs. Bohn, Gramley and Sarubbi comprise the Audit Committee. This Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the results of the audit engagement, approves professional services provided by the independent accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls. The Audit Committee operates under a formal written charter.

     Messrs. Bohn and Sarubbi comprise the Compensation Committee. The Compensation Committee makes recommendations to the Board regarding the executive and employee compensation programs of our company.

1996 STOCK INCENTIVE PLAN FOR EMPLOYEES AND CONSULTANTS

     As of January 31, 1996, we adopted the 1996 Stock Incentive Plan for Employees and Consultants, pursuant to which stock options (both Nonqualified Stock Options and Incentive Stock Options), stock appreciation rights and restricted stock may be granted to key employees and consultants. The purpose of the Employee Stock Incentive Plan is to provide our employees and consultants with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of our company, to align the interest of employees and consultants with the interests of the stockholders of our company, and to attract and retain employees and consultants of exceptional ability.

     As of October 4, 2002, we have granted options to purchase a total of 1,413,000 shares of our common stock at prices ranging from $0.61 to $6.88 per share under the Employee Stock Incentive Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The number of shares available for grant under our 1996 Stock Incentive Plan for Employees and Consultants is 70,000. Options for an aggregate of 1,135,000 shares have been granted under the Employee Stock Option Plan. During our 2001 fiscal year, options covering an aggregate of 320,000 shares of our common stock were granted under our Employee Stock Option Plan to three persons at exercise prices ranging from $0.61 to $1.05 per share. During the first six months of 2002, no options were granted.

     The following table sets forth all grants of options for our Common Stock to the Named Executive Officers of the company during fiscal 2001.

                 OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 2001

                       (INDIVIDUAL GRANTS IN FISCAL YEAR)

                         NUMBER OF       PERCENT OF
                         SECURITIES     TOTAL OPTIONS      EXERCISE
                         UNDERLYING      GRANTED TO          PRICE         EXPIRATION
       NAME               OPTIONS         EMPLOYEES      PER SHARE (1)        DATE
       ----              ----------     -------------    -------------     ----------
Gerald Zarin              150,000           42.8             $0.79        June 12, 2006
                           50,000           14.3             $0.79      December 31, 2001
Jeremiah F. O'Brien        50,000           14.3             $0.79        June 12, 2006
Robert Webb                 -0-              -0-              -0-              -0-
                     ----------------------------------
TOTAL                     255,000           61.4%
                          =======           =====
----------

(1) All grants of options have been made with exercise prices equal to fair value at date of grant.

                   OPTION EXERCISES AND YEAR-END OPTION VALUES

     No options were exercised in fiscal year 2001 by any of the Named Executive Officers. The following table sets forth, as of December 31, 2001, the number of stock options and the value of unexercised stock options held by the Named Executive Officers.

           AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 2001
                           AND YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS (1)
            NAME           OPTIONS AT DECEMBER 31, 2001         AT DECEMBER 31, 2001
            ----           ----------------------------       ------------------------
                           EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
Gerald Zarin                 785,000            0              $35,000            $0
Robert Webb                  110,000            0                 $0              $0
Jeremiah F. O'Brien          175,000            0              $13,000            $0
                        -----------------                 ----------------
TOTAL                       1,170,000                          $48,000
                            =========                          =======
----------

(1) The dollar value of the unexercised options has been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the option at fiscal year-end.

EXECUTIVE COMPENSATION PROGRAM

     Our executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs which are generally available to all of our employees, such as medical insurance programs. In addition to the basic medical insurance program, the executive officers are eligible to participate in an enhanced medical insurance program which is available only to our executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since 1996, Mr. Edward Bohn, a director of our company, has been acting as a consultant to us from time to time on matters specified by our President. In March 1997, Mr. Bohn entered into a consulting agreement with us pursuant to which he agreed to act as our consultant at a rate of $1,000 per day with a maximum of $2,750 per week regardless of the actual time spent on our behalf. For the years ended December 31, 2001 and 2000, Mr. Bohn received $0 and $2,800, respectively on account of such consulting services.

     Since 1996, Mr. Joseph A. Sarubbi, a director of our company, has been acting as a consultant to us from time to time on matters specified by our President. In that connection he has received compensation on a per diem basis of $1,000 per day. For the years ended December 31, 2001 and 2000, Mr. Sarubbi received $0 and $3,000, respectively, on account of such consulting services.

                       PRINCIPAL STOCKHOLDERS AND SECURITY
                             OWNERSHIP OF MANAGEMENT

     The table below is based on information obtained from the persons named therein with respect to the shares of Common Stock beneficially owned, as of October 4, 2002 (except as noted below), by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and
(iv) all executive officers and directors of the Company as a group.

                                                                                   PERCENTAGE OF
                                                      AMOUNT AND NATURE OF       OUTSTANDING SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER (1)            BENEFICIAL OWNERSHIP (2)           OWNED
----------------------------------------            ------------------------     ------------------
Gerald Zarin                                               1,213,000 (3)                7.78%
Edward Bohn                                                  103,000 (4)                0.69
Lyle Gramley                                                  63,000 (5)                0.42
Joseph A. Sarubbi                                             78,000 (6)                0.52
Jeremiah F. O'Brien                                          183,000 (7)                1.22
Robert Webb                                                   90,000 (8)                0.60
All executive officers and directors as a group            1,730,000 (9)               10.78
(6 persons)

----------

(1) Unless otherwise noted, the address of the beneficial owner is: c/o NUWAVE Technologies, Inc., One Passaic Ave., Fairfield, NJ 07004.
(2) The number of shares of Common Stock beneficially owned by each person is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of Common Stock which the individual has the right to acquire within 60 days after May 17, 2002, through the exercise of any stock option, warrant or other right. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3) Includes 760,000 shares subject to exercisable options.
(4) Includes 97,000 shares subject to exercisable options.
(5) Includes 43,000 shares subject to exercisable options.
(6) Includes 43,001 shares subject to exercisable options.
(7) Includes (i) 175,000 shares subject to exercisable options and (ii) 2,500 shares subject to exercisable warrants held by Mr. O'Brien's wife, as to which Mr. O'Brien disclaims beneficial interest.
(8) Includes 90,000 shares subject to exercisable options.
(9) See footnotes (3) through (8) above.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of our directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of common stock are entitled to receive ratably such dividends when, as and if declared by the Board of Directors out of funds legally available for that purpose. In the event of liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders our of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable. As of October 4, 2002, 40,000,000 shares of common stock were authorized, of which 14,833,999 shares were issued and outstanding.

PREFERRED STOCK

     Of the 2,000,000 shares of Preferred Stock authorized, 1,000,000 shares have been designated as Series A Convertible Preferred Shares, none of which are outstanding. In 1995, we sold 600,000 shares of our Series A Convertible Preferred Shares, which shares were converted into 600,000 shares of our common stock in 1996. The Series A Convertible Preferred Shares are convertible into common stock on a one-to-one basis. The remaining 1,000,000 shares of Preferred

Stock not designated may have such preferences and rights as the Board of Directors may designate.

CLASS A REDEEMABLE WARRANTS

     The following discussion is a summary of certain terms and provisions of the Class A Redeemable Warrants contained in the Warrant Agreement, dated May 15, 1998, between the Company and American Stock Transfer & Trust Company (the "Warrant Agreement"). As such, it is qualified in its entirety by reference to the Warrant Agreement.

     Each Class A Warrant entitles the holder to purchase one share of Common Stock at any time until May 11, 2003 at an exercise price of $3.24 (the "Exercise Price"), subject to adjustment in certain circumstances to prevent dilution. The Class A Warrants may be exercised in whole or in part, at any time and from time to time until May 11, 2003 through a cash or cashless exercise. Unless exercised, the Class A Warrants will automatically expire on May 11, 2003.

     Under the Warrant Agreement, the Company agreed to use its best effort to file a registration statement under the Securities Act, registering the Class A Warrants and the shares of Common Stock underlying the Class A Warrants, upon demand, after December 9, 1998, and use its best efforts to have the registration statement declared effective by the Commission as soon as possible thereafter (the "Effective Date"). In the event the registration statement is not declared effective within 60 days after a demand for registration, the then number of Class A Warrants shall be increased by two percent (2%), effective as of the end of such 60 day period and by an additional two percent (2%) on each one month anniversary thereafter, until such time that the number of Class A Warrants should equal 120% of the original number of Class A Warrants. The Company agrees to keep the registration statement effective until expiration of the Class A Warrants.

     The Class A Warrants are subject to redemption by the Company at $.01 per Class A Warrant at any time commencing 12 months after the Effective Date, or earlier with the prior written consent of Janssen-Meyers, on not less than 30 days prior written notice to the holders of the Class A Warrants, provided the average closing bid quotation of the Common Stock as reported on the Over the Counter Bulletin Board, if traded thereon, or, if not traded thereon, the average closing bid quotation of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 250% of the then current Exercise Price of the Class A Warrants, for a period of 30 consecutive trading days ending on the day prior to the date on which the Company gives notice of redemption. The Class A Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

     The Class A Warrants were originally issued between May 19, 1998 and June 9, 1998 in connection with a private equity placement by the Company in which Janssen-Meyers acted as the Company's placement agent. See "Management's Discussion and Analysis or Plan of Operation--Liquidity and Capital Resources."

CLASS B COMMON STOCK PURCHASE WARRANTS

     The following discussion is a summary of certain terms and provisions of the Class B Common Stock Purchase Warrants contained in the Warrant Agreement, dated March 10, 2000, between us and American Stock Transfer & Trust Company. As such, it is qualified in its entirety by reference to the Warrant Agreement.

     Each Class B Warrant entitles the holder to purchase one share of our common stock at any time until March 14, 2003 at an exercise price of $3.95 (the "Exercise Price"), subject to adjustment in certain circumstances to prevent dilution. The Class B Warrants may be exercised in whole or in part, at any time and from time to time until March 14, 2003 through a cash exercise. Unless exercised, the Class B Warrants will automatically expire on March 14, 2003.

     Under the Warrant Agreement, we agreed to use our best effort to file a registration statement under the Securities Act, registering the Class B Warrants and the shares of our common stock underlying the Class B Warrants, upon demand, after 90 days following the closing of the private placement, and use our best efforts to have the registration statement declared effective by the Commission as soon as possible thereafter. In the event the registration statement is not declared effective within 90 days after a demand for registration, the then number of Class B Warrants shall be increased by two percent (2%), effective as of the end of such 90 day period and by an additional two percent (2%) on each one month anniversary thereafter, until such time that the number of Common Stock Purchase Warrants should equal 120% of the original number of Class B Warrants. We agree to keep the registration statement effective until expiration of the Class B Warrants. This registration statement is being filed at the demand of the warrantholders.

     The Class B Warrants are subject to redemption by us at $.01 per Class B Warrant at any time commencing 12 months after the effective date of the registration statement, or earlier with the prior written consent of Roan-Meyers, on not less than 30 days prior written notice to the holders of the Common Stock Purchase Warrants, provided the average closing bid quotation of our common stock as reported on the Over the Counter Bulletin Board, if traded thereon, or, if not traded thereon, the average closing bid quotation of our common stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 250% of the then current exercise price of the Common Stock Purchase Warrants, for a period of 30 consecutive trading days ending on the day prior to the date on which we give notice of redemption. The Common Stock Purchase Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption.

DIVIDENDS

     To date, we have not declared or paid any dividends on our common stock. The payment by us of dividends, if any, is within the discretion of the Board of Directors and will depend on our earnings, if any, our capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in our business operations.

TRANSFER AGENT

     The transfer agent for the common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York.

                                  LEGAL MATTERS

     Legal matters in connection with the validity of the shares of common stock offered hereby will be passed upon for us by Thelen Reid & Priest LLP, New York, New York.

                                     EXPERTS

     The balance sheet of the company as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001, included in this Prospectus and in the related Registration Statement, have been audited by Eisner LLP, independent accountants, as stated in their report appearing herein, and are included in reliance on the report of such firm given in their authority as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and us, please review the registration statement, including exhibits, schedules and reports filed as a part of the registration statement. Statements in this prospectus about the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of contracts or other documents but are not necessarily complete, and in each instance reference is made to the copy of that document filed as an exhibit to the registration statement, and each of these statements are qualified in all respects by such reference. The registration statement, including the exhibits and schedule thereto, may be inspected without charge at the principal office of the public reference facilities maintained by the Securities and Exchange Commission at

Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at its offices at Northwest Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661; or 233 Broadway, 13th Floor, New York, New York 10279. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC, including our company. The common stock of our company is quoted on the Over the Counter Bulletin Board.

                            NUWAVE TECHNOLOGIES, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE(S)
                                                                        -------

Report of Independent Accountants....................................     F-2

Balance Sheet as of December 31, 2001................................     F-3

Statements of Operations for the two years ended December 31, 2001...     F-4

Statements of Stockholders' Equity for two years ended December 31,
  2001...............................................................     F-5

Statements of Cash Flows for the two years ended December 31, 2001...     F-6

Notes to Financial Statements........................................ F-8 - F-16

Condensed Balance Sheets as of June 30 (unaudited) and December 31,
  2001...............................................................    F-17

Condensed Statements of Operations for the six months ended June 30,
  2002 (unaudited) and June 30, 2001 (unaudited).....................    F-18

Condensed Statements of Cash Flows for the six months ended June 30,
  2002 (unaudited) and June 30, 2001 (unaudited).....................    F-19

Notes to Condensed Financial Statements..............................  F-20-F-21

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
NUWAVE Technologies, Inc.
Fairfield, New Jersey


We have audited the accompanying balance sheet of NUWAVE Technologies, Inc as of December 31, 2001, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NUWAVE Technologies, Inc. as of December 31, 2001, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Eisner LLP


Florham Park, New Jersey
March 5, 2002

With respect to the last paragraph of Note 1
April 15, 2002

                            NUWAVE TECHNOLOGIES, INC.

                                  BALANCE SHEET
                        (In thousands, except share data)

                     ASSETS
                                                                    December 31,
                                                                        2001
Current assets:

   Cash and cash equivalents                                        $   1,011

   Accounts receivable, net                                               138

   Inventory                                                              413

   Prepaid expenses and other current assets                              179
                                                                    ---------
                  Total current assets                                  1,741

Property and equipment                                                     82

Other assets                                                               30

Deferred tax benefit                                                      280
                                                                    ---------
                  Total assets                                      $   2,133
                                                                    =========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable and accrued liabilities                         $     846
                                                                    ---------
                  Total liabilities                                       846
                                                                    ---------
Commitments and contingencies

Stockholders' equity:

   Series A Convertible Preferred Stock, noncumulative,
     $.01 par value; authorized 400,000 shares; none issued

   Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued - (preferences and rights to be designated by the Board of Directors)

   Common stock, $.01 par value; authorized 40,000,000
     shares; 11,402,651 shares issued and outstanding at
     December 31, 2001                                                    114

   Additional paid in capital                                          25,613

   Accumulated deficit                                                (24,440)
                                                                    ---------
                  Total stockholders' equity                            1,287
                                                                    ---------
                  Total liabilities and stockholders' equity        $   2,133
                                                                    =========


    The accompanying notes are an integral part of these financial statements

                            NUWAVE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                                Year             Year
                                                               ended            ended
                                                            December 31,     December 31,
                                                                2001             2000
Net sales                                                   $       505      $        14

Cost of sales                                                      (308)              (4)
                                                            -----------      -----------
                                                                    197               10
                                                            -----------      -----------
Operating expenses:

Research and development expenses                                (1,165)          (1,183)

General and administrative expenses                              (3,699)          (3,314)
                                                            -----------      -----------
                                                                 (4,864)          (4,497)
                                                            -----------      -----------
                Loss from operations                             (4,667)          (4,487)
                                                            -----------      -----------
Other income (expense):

                Interest income                                      88              274

                Interest expense                                    (12)             (10)
                                                            -----------      -----------
                                                                     76              264
                                                            -----------      -----------
Net loss before benefit (provision) for income taxes             (4,591)          (4,223)

                Benefit (provision) for income taxes                318              (66)
                                                            -----------      -----------
                Net loss                                    $    (4,273)     $    (4,289)
                                                            ===========      ===========
Basic and diluted loss per share:

                Weighted average number of
                common shares outstanding                    10,749,404       10,135,345
                                                            ===========      ===========
                Basic and diluted loss per share            $     (0.40)     $     (0.42)
                                                            ===========      ===========


    The accompanying notes are an integral part of these financial statements

                            NUWAVE TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                        (In thousands, except share data)


                                                 COMMON STOCK                                            TOTAL
                                        ----------------------------    ADDITIONAL      ACCUMULATED   STOCKHOLDERS'
                                            SHARES         AMOUNT     PAID-IN CAPITAL     DEFICIT        EQUITY
   Balance at December 31, 1999            8,468,889      $     85      $   18,699      $   (15,878)   $    2,906

2,088,608 Common shares issued with
   1,044,304 warrants to
   purchase common shares in
   connection with a private
   placement.........................      2,088,608            21           6,579                          6,600

Costs incurred in connection with
   private placement.................                                       (1,107)                        (1,107)

Warrants to purchase common stock
   issued in connection with
   consulting agreements.............                                          311                            311

Options issued at less than market...                                           45                             45

232 Common shares issued in
   connection with the exercise of
   stock warrants....................            232                             1                              1

Net loss for the year ended
   December 31, 2000.................                                                        (4,289)       (4,289)
                                          ----------      --------      ----------      -----------    ----------

Balance at December 31, 2000              10,557,729      $    106      $   24,528      $   (20,167)   $    4,467

Common shares issued in
   connection with the exercise of
   844,922 warrants..................        844,922             8             837                            845

Options and warrants to purchase
   common stock issued in connection
   with consulting agreements........                                          248                            248

Net loss for the year ended
   December 31, 2001.................                                                        (4,273)       (4,273)
                                          ----------      --------      ----------      -----------    ----------

Balance at December 31, 2001.........     11,402,651      $    114      $   25,613      $   (24,440)   $    1,287
                                          ==========      ========      ==========      ===========    ==========


    The accompanying notes are an integral part of these financial statements

                            NUWAVE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                     Year            Year
                                                                    Ended            Ended
                                                                 December 31,    December 31,
                                                                     2001            2000
Cash flows from operating activities:

   Net loss                                                      $    (4,273)    $   (4,288)

   Adjustments to reconcile net loss to net cash used in operating activities:

   Provision for doubtful accounts                                        43

   Depreciation expense                                                   48              72

   Amortization and impairment of website development costs              144              35

   Amortization and impairment of software development costs             152

   Increase in accounts receivable                                      (181)

   Increase in inventory                                                (368)             (4)

   Decrease (increase) in prepaid expenses and
   other current assets                                                  113            (196)

   Decrease in other assets                                               25              10

   (Increase) decrease in deferred tax benefits                          (40)            668

   Increase in accounts payable and accrued liabilities                  429             143

   Extension of expiration date of stock
   options at less than current market price                                              45

   Issuance of options and warrants in connection
   with consultant agreements                                            248             311
                                                                 -----------     -----------
                  Net cash used in operating activities               (3,660)         (3,204)
                                                                 -----------     -----------
Cash flows from investing activities:

   Purchase of property and equipment                                    (21)           (80)

   Capitalized software and website development costs                                   (331)
                                                                 -----------     -----------
                  Net cash used in investing activities                  (21)           (411)
                                                                 -----------     -----------


    The accompanying notes are an integral part of these financial statements

                            NUWAVE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                     Year            Year
                                                                    Ended            Ended
                                                                 December 31,    December 31,
                                                                     2001            2000
Cash flows from financing activities:

   Proceeds from equity offering                                                       6,600

   Costs incurred for equity offerings and warrants                                   (1,108)

   Issuance of common stock in connection with
   exercise of warrants                                                  845               1
                                                                 -----------     -----------
   Net cash provided by financing activities                             845           5,493
                                                                 -----------     -----------
   Net (decrease) increase in cash and cash equivalents               (2,836)          1,878

Cash and cash equivalents at the beginning of the period               3,847           1,969
                                                                 -----------     -----------
   Cash and cash equivalents at the end of the period            $     1,011     $     3,847
                                                                 ===========     ===========
Supplemental disclosure of cash flow information:

   Interest paid during the period                               $        12     $        10
                                                                 ===========     ===========


   The accompanying notes are an integral part of these financial statements

1.   ORGANIZATION AND BUSINESS

     NUWAVE Technologies, Inc. (the Company) was incorporated in Delaware on July 17,1995. Prior to 2001, the Company was a development stage enterprise. The Company's focus to date has been and continues to be on unique technology related to image and video enhancement designed to enrich picture and video output with clearer, more defined detail in texture, color, contrast and tone, at low cost. The Company's initial products can be used by original equipment manufacturers (OEM's) for placement into products that produce images on display screens such as televisions or DVD players, for supplementing and increasing video quality on existing television monitors and video displays via set-top boxes containing our technology, and by individuals over the Internet for improving their personal photographs.

     The Company has developed proprietary video-enhancement technology designed to significantly enhance video output devices with clearer, sharper details and more vibrant colors when viewed on the display screen. This is known as the NUWAVE Video Processor (NVP) technology. In addition the Company has developed patented high speed filtering technology that removes approximately 70% of the picture noise while retaining correct focus (the image and text in the image does not blur). NUWAVE has recently completed development of three product lines based upon its core proprietary technology. These are: 1) the NUWAVE Video Processor (NVP) Technology, 2) Retail Products and 3) Digital Filtering Technology. Each product line is currently being marketed to their respective distribution channels. There is no assurance the Company will achieve significant sales of any of its products or technology. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the services of its employees and its consultants. If the Company is unable to successfully market its NVP and digital filtering technology and related products it is unlikely that the Company could continue its business.

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business. The Company has incurred substantial losses since its inception and anticipates continued losses from operations. The Company will continue to require infusion of capital (see below) until operations become profitable. In the event, the Company is unable to complete a registration and sale of its Common Stock pursuant to the agreement discussed below, there would be substantial doubt about the ability of the Company to continue as a going concern. These financial statements include no adjustments to assets and liabilities reflecting this potential uncertainty.

     In addition to the capital transactions discussed in Note 9, on April 15, 2002, the Company entered into a $3.0 million Equity Line of Credit with a qualified investor (the "Purchaser"). Provided it is in compliance with the terms of the agreement including the effective registration of shares to be sold, the Company may, at its option, require the investor to purchase up to $300,000 per month of the Company's Common Stock (the "put shares") up to a maximum of $3.0 million over the next two years. The purchase price of the put shares will be 97% of the then Market Price (as defined in the Equity Line of Credit). In addition the Company has issued as a fee to the Purchaser of approximately 242,000 shares of restricted common stock with a fair market value of $150,000. Upon the initial Put and all subsequent Puts, the Purchaser shall receive directly from escrow cash compensation equal to 4% of the gross proceeds of the Put.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates relate to the valuation allowance in connection with deferred tax assets. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all cash balances, money market instruments, and other highly liquid investments with insignificant interest rate risk and original maturities of three months or less. At December 31, 2001, $1,011,000 of money market accounts and commercial checking accounts, the fair value of which approximate cost, are included in cash and cash equivalents.

INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost less accumulated depreciation. The cost of maintenance and repairs is charged against results of operations as incurred.

     Depreciation is charged against results of operations by an accelerated method over the estimated useful lives of the related assets.

     Sales and retirements of depreciable property are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property and equipment are reflected in the results of operations.

REVENUE RECOGNITION

     Revenue is recognized when products are shipped to customers.

RESEARCH AND DEVELOPMENT EXPENSES

     Expenditures for research and development are generally expensed as incurred with the exception of website development costs of $179,000 and software development costs of $152,000 which were capitalized in 2000. During the year December 31, 2001, the Company determined that it would not recover its investment in website and software development costs. Accordingly, the Company wrote off the unamortized costs aggregating $156,000. Additionally, during the years ended December 31, 2001 and December 31, 2000 amortization of the costs aggregated $140,000 and $35,000, respectively.

ADVERTISING EXPENSES

     The Company expenses advertising costs which consist primarily of promotional items, print and digital media. Advertising and promotional expenses charged to operations for the years ended December 31, 2001 and December 31, 2000, amounted to $583,000 and $265,000, respectively.

CONCENTRATIONS

     The Company's financial instruments that are exposed to concentrations of credit risk consist of cash and cash equivalents. The Company places its cash and cash equivalents in high quality institutions with three types of accounts,
1) an operating account where the cash balance is in excess of the FDIC insurance limit, 2) a money market fund which invests only in U.S. Government securities and 3) certificates of deposit.

     For the year ended December 31, 2001 three customers accounted for sales of approximately $218,000 (43%), $86,000 (17%) and $61,000 (12%). The customer representing 43% of sales was located in China and the customer representing 17% of sales was located in the United Kingdom.

     For the year ended December 31, 2001, export sales, which were primarily from the UK and China, amounted to approximately $334,000.

PER SHARE DATA

     The basic per share data has been computed on the basis of the loss for the period divided by the historic weighted average number of shares of common stock outstanding. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. Potentially dilutive securities aggregate 10,648,320 and 11,157,242 shares as of December 31, 2001 and 2000, respectively.

INCOME TAXES

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the differences between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the differences are expected to reverse.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. This statement specifies that certain acquired intangible assets in a business combination be recognized as assets separately from goodwill and that existing intangible assets and goodwill be evaluated for these new separation requirements. Management does not expect this statement to have a material impact on the Company's financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level. Management does not expect this statement to have a material impact on the Company's financial position or results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company is required to implement SFAS No. 143 on January 1, 2003. Management does not expect this statement to have a material impact on the Company's financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long-lived assets to be disposed of by sale to include discontinued operations. It also expands the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. The Company implemented SFAS No. 144 on January 1, 2002. Management does not expect this statement to have a material impact on the Company's financial position or results of operations.

3.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                          USEFUL LIVES IN     DECEMBER 31,
                                                               YEARS              2001
                                                               -----              ----
     Furniture and Fixtures.............................         10            $   5,000
     Computers..........................................          5              252,000
     Equipment..........................................          5              100,000
     Automobiles........................................          2               11,000
                                                                               ---------
                                                                               $ 368,000
        Less, accumulated depreciation..................                         286,000
                                                                               ---------
                                                                               $  82,000
                                                                               =========

4.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                                              DECEMBER 31,
                                                                                  2001
                                                                                  ----
     Accounts payable...................................                       $ 463,000
     Advance payments from customers....................                         183,000
     Legal and accounting fees..........................                         164,000
     Accrued payroll....................................                          33,000
     Payroll taxes payable..............................                           3,000
                                                                               ---------
                                                                               $ 846,000

5.   CAPITAL TRANSACTIONS

COMMON STOCK AND WARRANTS

     On February 14, 2000, in a private equity transaction, the Company issued 2,088,608 shares of the Company's Common Stock and 1,044,304 Redeemable Common Stock Purchase Warrants ("Common Stock Purchase Warrants") for an aggregate purchase price of $6,600,000. Each Common Stock Purchase Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price per share of $3.95, commencing from March 14, 2000 and expiring on March 14, 2003. The Common Stock Purchase Warrants are subject to redemption by the Company at $.01 per Warrant on not less than 30 days prior written notice to the holders of the Warrants, provided the average closing bid price of the Common Stock has been at least 250% of the then current exercise price of the Warrants for a period of thirty consecutive trading days ending within five days prior to the date on which the Company gives notice of redemption. The placement agent received a commission of 10% ($660,000) of the gross proceeds from the sale of the Units, as well as a 3% non-accountable expense allowance ($198,000) and reimbursement of other costs, including legal expenses relating to the offering ($54,399). In addition, it received as part of its compensation, warrants exercisable until March 14, 2003 to purchase up to 522,152 shares of the Company's Common Stock at a price per share of $3.95.

     In connection with its IPO, the Company issued 2,530,000 Redeemable Common Stock Purchase Warrants (the "IPO Warrants") to purchase an additional 2,530,000 common shares. Initially, the IPO Warrants had an exercise price of $5.50 per share and an expiration date of July 3, 2001. Also in connection with the IPO the Company issued to the underwriter warrants to purchase (i) 220,000 shares of Common Stock and (ii) 220,000 Redeemable Warrants to purchase Common Stock (the "IPO Underwriters Warrants"). The IPO Underwriters Warrants were exercisable at $8.25 with an expiration date of July 3, 2001. In May 2001, the Board of Directors extended the expiration date for the IPO Warrants and the IPO Underwriters Warrants for an additional year to July 3, 2002.

     As a result of subsequent dilutive transactions and in accordance with the provisions of the Warrant Agreement adjustments have been made to the exercise price of the IPO Warrants and to the number of shares issuable on exercise of the Public Warrants. The exercise price has been reduced from $5.50 to $3.99. In addition, for every share of Common Stock the warrant holders were entitled to prior to these dilutive transactions (2,530,000 shares), the warrant holders are now entitled to 1.378 shares (3,486,340 shares). Also, pursuant to the Warrant Agreement, the Company can redeem the IPO warrants in the event that the average closing price of the Company's Common Stock is at least 150% of the then current exercise price of the IPO Warrants for a period of 20 consecutive trading days.

     In 1998 in connection with a consultant agreement, the Company issued warrants to purchase 400,000 shares of common stock to the consultant. The warrants have an exercise price of $4 per share and expire on March 3, 2003. Also in 1998, in conjunction with a private equity placement the Company issued 2,057,207 Class A Redeemable Warrants (Class A Warrants) to purchase 2,057,207 shares of Common Stock at an exercise price of $3.24 per share. The Class A Warrants expire on May 11, 2003.

     In conjunction with the two private equity placements, the placement agent received as part of its compensation 1,987,391 warrants to purchase common shares (the "Placement Agent Warrants"). 1,465,239 Placement Agent Warrants were exercisable at $3.24 with an expiration date of May 11, 2003. 522,152 Placement Agent Warrants were exercisable at $3.95 with an expiration date of March 14, 2003.

     On August 16, 2001, the Company offered to the holders of its placement agent warrants the opportunity to exercise such warrants at a reduced exercise price of $1 per share of common stock. During the period, beginning August 28, 2001 and ending November 12, 2001, the Company received a total of $844,922 and issued a total of 844,922 of its common shares to the holders of its placement agent warrants, who chose to take advantage of this offer. On January 15, 2002, this reduced price offer expired and the original exercise price per share was reinstated.

STOCK OPTIONS

     The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the quoted market price of the Company's stock, as of the grant date, is not more than the amount an employee must pay to acquire the stock as defined; however, to the extent that stock options are granted to non employees, for goods or services, the fair value of these options is included in operating results as an expense.

     A summary of the Company's stock option activity under its plans (which are discussed below), and related information, is as follows:

                                                                           WEIGHTED
                                         NUMBER OF                          AVERAGE      NUMBER OF
                                          COMMON       EXERCISE PRICE      EXERCISE       SHARES
                                          SHARES       RANGE PER SHARE       PRICE      EXERCISABLE
                                          ------       ---------------       -----      -----------
Outstanding at December 31, 1999....     1,394,500      $1.50 - $6.88        $3.02       1,199,338
                                                                                         =========
Granted.............................        57,500      $1.00 - $2.44        $1.42
Cancelled...........................       (60,000)     $1.50 - $2.50        $1.67
                                         ---------
Outstanding at December 31, 2000....     1,392,000      $1.00 - $6.88        $3.01       1,282,340
                                                                                         =========
Granted.............................       442,143      $0.61 - $1.16        $0.85
Cancelled...........................      (206,143)     $0.79 - $6.00        $2.28
                                         ---------
Outstanding at December 31, 2001....     1,628,000      $0.61 - $6.88        $2.52       1,492,171
                                         =========                                       =========

     Exercise prices and weighted-average contractual lives for stock options outstanding as of December 31, 2001 are as follows:

                                     OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                                     -------------------         -------------------
                                    WEIGHTED
                                    AVERAGE        WEIGHTED                   WEIGHTED
                                   REMAINING       AVERAGE                    AVERAGE
   RANGE OF          NUMBER       CONTRACTUAL      EXERCISE      NUMBER       EXERCISE
EXERCISE PRICES    OUTSTANDING        LIFE          PRICE      EXERCISABLE     PRICE
---------------    -----------        ----          -----      -----------     -----
 $0.61 - $2.56       842,500          5.49          $1.29        706,671       $1.37
 $3.00 - $3.25       653,000          1.40          $3.25        653,000       $3.25
 $5.87 - $6.88       132,500          1.63          $6.68        132,500       $6.68

     The following table summarizes the pro forma operating results of the Company had compensation costs for the stock options granted been determined in accordance with the fair- value-based method of accounting for stock based compensation as prescribed by SFAS No. 123. Since certain option grants awarded during 2001 and 2000 vest over several years and additional awards are expected to be issued in the future, the pro forma results noted below are not likely to be representative of the effects on future years of the application of the fair-value-based method.

                                                                  YEAR ENDED
                                                  ------------------------------------------
                                                    DECEMBER 31, 2001    DECEMBER 31, 2000
                                                    -----------------    -----------------
Pro forma net loss...............................     $ (4,405,000)        $ (4,646,000)
Pro forma basic and diluted loss per share.......     $       (.41)        $       (.55)

     For the purpose of the above pro forma information, the fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model. The weighted-average fair value of the options granted during 2001 and 2000 was $0.78 and $1.18, respectively. The following weighted-average assumptions were used in computing the fair value of option grants for 2001 and 2000: weighted-average risk-free interest rates ranged from 5.09% to 5.39% for 2001 and 5.24% to 6.66% for 2000; zero dividend yields for both years; volatility of the Company's Common Stock of 110% for 2001 and 134% for 2000; and an expected life of the options of ten years for both years.

     In 1999 the Company contracted with an investor relations firm to provide various Investor Relations and Public Relations services for the Company. As part of their compensation the Company granted it 300,000 options for the purchase of the Company's Common Stock at $2.00 per share (market price on date of grant). The estimated fair value of the options at date of issue was $342,286 and was amortized over twelve months. For the year ended December 31, 2000, the Company recognized expense of $307,604, relating to this agreement. As a result of performance incentive stock options granted and earned during 2001, the Company incurred a charge to operations of $216,000.

     On May 4, 2000, the Company extended the expiration dates on certain options granted to executive officers. At the time of the granting of the extensions the market value of the Company's common stock exceeded the exercise price of the options. Accordingly, the Company recognized an expense of $45,134 during 2000.

     At December 31, 2001, there were 10,703,177 shares of the Company's Common Stock reserved for the exercise of warrants and options under the plans.

1996 Stock Incentive Plan for Employees and Consultants

     On January 31, 1996, the Company adopted its 1996 Stock Incentive Plan for Employees and Consultants (the "Plan"). Under the Plan, incentive and nonqualified stock options, stock appreciation rights and restricted stock may be granted to key employees and consultants (the "Participants") by certain disinterested directors of the Board of Directors. Any incentive option granted under the Plan will have an exercise price of not less than 100% of the fair market value of the shares on the date on which such option is granted. With respect to an incentive option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or of any parent or subsidiary of the Company, the exercise price for such option must be at least 110% of the fair market value of the shares subject to the option on the date on which the option is granted. A nonqualified option granted under the Plan (i.e., an option to purchase the common stock that does not meet the Internal Revenue Code's requirements for incentive options) must have an exercise price of at least the par value of the stock. Stock appreciation rights may be granted in conjunction with the grant of an incentive or nonqualified option under the Plan or independently of any such stock option. The directors determine the vesting of the options under the Plan at the date of grant. A maximum of 1,205,000 options can be awarded under the Plan (as amended May 26, 1998).

Non-Employee Director Stock Option Plan

     On November 25, 1996, the Company established a Non-Employee Director Stock Option Plan (the "Director's Plan"). The Director's Plan provides that each member of the Board of Directors (an "Eligible Director") who otherwise (1) is not currently an employee of the Company, or (2) is not a former employee still receiving compensation for prior services (other than benefits under a tax-qualified pension plan) shall be eligible for the grant of stock options under the Director's Plan. Each Eligible Director at the time of his election to the Board of Directors, shall be granted an option to purchase 3,000 shares of the Company's common stock at an exercise price equal to closing price of such common stock at close of business at the date of such grant, such option to vest immediately and to expire five years from the date of such grant.

     Beginning with the annual meeting of the stockholders of the Company held on May 29, 1997 and provided that a sufficient number of shares remain available under the Director's Plan, each year immediately following the date of the annual meeting of the Company there automatically will be granted to each Eligible Director who is then serving on the Board an option to purchase 5,000 shares of the Company's Common Stock. The first 1,000 options vest immediately, the remainder vest equally over the next four years from the date of grant and are exercisable at the closing price of such shares of common stock at the date of grant. Such options expire five years from the date of vesting.

     The maximum number of shares of Common Stock with respect to which options may be granted under the Director's Plan (as amended May 26, 1998) is 235,000 shares.

6.   EMPLOYEE BENEFIT PLAN

     The Company maintains a noncontributory Employee Savings Plan, in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Pursuant to the terms of the plan, participants can defer a portion of their income through contributions to the Plan. During the year ended December 31, 2001, the Company contributed $38,000.

7.   INCOME TAXES

     The tax effect of temporary differences consists of the following:

                                                              DECEMBER 31,
                                                                  2001
                                                                  ----
          Deferred tax assets:
             Start up costs.............................      $  420,000
             Property, equipment and software...........          67,000
             Research credits...........................         199,000
             Net operating loss carryforward............       8,438,000
                                                              ----------
                                                               9,124,000
             Valuation allowance........................      (8,844,000)
                                                              ----------
                                                              $  280,000
                                                              ==========

     Income tax benefit (expense) as of December 31, 2001 and 2000 consists of the following:

                                                   2001         2000
                                                   ----         ----
          State..............................
             Current.........................   $ 278,000    $ 603,000
             Deferred........................      40,000     (668,000)
                                                ---------    ---------
                                                $ 318,000    $ (65,000)
                                                =========    =========

     In accordance with New Jersey statues, the Company has entered into an agreement to sell certain New Jersey net operating losses and research and development credits accordingly, a state income tax benefit (expense) and deferred tax asset has been recognized in 2001 and 2000.

     The increase in valuation allowances for the years ended December 31, 2001 and 2000 were $1,520,000 and $1,977,000, respectively.

     The difference between the statutory federal income tax rate and the effective rate for the Company's income tax benefit (expense) for each of the years ended December 31, 2001 and 2000, respectively, is summarized as follows:

                                                         2001      2000
                                                         ----      ----
          Statutory federal income tax rate...........   34.0%    34.0%
          State income tax benefit (expense)
            net of federal tax effect.................    4.6%    (1.0)%
          Increase in valuation allowance.............  (31.9)%  (33.8)%
          Miscellaneous...............................    0.2%    (0.8)%
                                                        -------  -------
          Effective income tax rate                       6.9%    (1.6)%
                                                        =======  =======

     As of December 31, 2001, the Company has unused net operating loss carryforwards of $23,100,000 available for federal income tax purposes. The unused net operating loss carryforwards expire in various years from 2010 to 2021. The Company, in the future, may be subject to limitations on the use of its NOL's as provided under Section 382 of the Internal Revenue Code.

8.   COMMITMENTS AND CONTINGENCIES

CONSULTING AND REPRESENTATIVE AGREEMENTS

     On July 22, 1998, the Company contracted with David Kwong ("consultant") to sell and license products in China and to maintain a sales office for the Company in China. The contract may be terminated, by either party, at any time by giving the other party at least 90 days' notice of termination. In return for such services the Company agreed to pay the consultant a monetary commission and grant certain stock options upon attaining determined sales levels. In addition the consultant will receive a monthly consulting fee. The Company further agreed to pay the costs to establish and maintain an office in China within the limits of an approved budget. For the year ended December 31, 2000, a total of $292,000 had been paid under the terms of the contract, representing consulting fees of $120,000, office expenses of $121,000 and travel costs of $52,000. For the year ended December 31, 2001 a total of $274,000 had been paid under the terms of the contract, representing consulting fees of $91,000, travel of 111,000, marketing costs of $34,000, commissions of $20,000 and office expenses of $18,000. No stock options had been granted through December 31, 2001 pursuant to this agreement.

LEASES

     The Company leases shared office space on a month-to-month basis. Rent expense incurred for the years ended December 31, 2001 and December 31, 2000 amounted to $90,000 and $84,000, respectively.

EMPLOYMENT AGREEMENT

     Mr. Zarin entered into an employment agreement with the Company, dated as of April 1, 2000, pursuant to which he agreed to serve as the Company's President and Chief Executive Officer through December 31, 2007 after which time the Employment Agreement shall automatically continue for additional one year periods (the "Renewal Terms") unless either Zarin or the Corporation notifies the other at least six months prior to the end of the initial or any Renewal Term. The agreement provided for an initial salary of $120,000 per year, which was increased to $150,000 on May 11, 2001. Mr. Zarin's base salary was voluntarily decreased to $137,500 in March 2002. Mr. Zarin is also entitled to an annual bonus based on the performance of the Corporation equal to (i) 50% of his base compensation if the Company's net profits before taxes are equal to projections to be approved by the Company's Board of Directors, (ii) 75% of his base compensation if the Company's net profits before taxes are equal to 105% of such projections, and (iii) 100% of his base compensation if the Company's net profits before taxes are equal to 115% of such projections. Mr. Zarin can terminate the agreement upon 180 days notice. The Company can terminate the agreement for good cause at any time. If the Company elects not to renew the Agreement and has given proper notification, Mr. Zarin will receive on the date of termination an amount equal to 150% of his base compensation, his entitled performance bonus and an amount equal to the average of any discretionary bonus paid for the preceding two calendar years (the "Termination Bonuses"). If the Company otherwise terminates the agreement without cause, or otherwise materially breaches the agreement prior to December 31, 2005, Mr. Zarin will receive a single payment equal to the remaining payments he would have been entitled to receive during the unexpired portion of the agreement, an additional two years base compensation and any termination bonuses. If the Company otherwise terminates the agreement without cause, or otherwise materially breaches the agreement after December 31, 2005, Mr. Zarin will receive a single payment equal to the remaining payments he would have been entitled to receive during the unexpired portion of the agreement, an additional three years base compensation and any termination bonuses. Pursuant to an earlier employment agreement Mr. Zarin was granted an option to purchase 200,000 shares of Common Stock at $1.50 per share. The option expires December 31, 2005 and terminates if Mr. Zarin voluntarily leaves the Company or the employment agreement is terminated by the Company for good cause.

9.   SUBSEQUENT EVENTS

     On February 5, 2002, the Company entered into a private placement agreement with investors whereby the Company issued 600,000 shares of the Company's common stock for an aggregate purchase price of $330,000. In connection with this agreement, the Company issued to the Placement Agent a Placement Agent Warrant, exercisable to purchase up to 30,000 shares of Common Stock, representing five percent of the total of the stock issued in the Offering. The warrants shall be exercisable for a period of five years, expiring on February 5, 2007, at an exercise price of $0.55 per share. The Placement agent also received a cash placement fee of eight percent of the purchase price and a non-accountable allowance equal to two percent of the purchase price, totaling $33,000.

     On February 27, 2002, the Company entered into agreement with an investor whereby the Company issued 214,286 shares of Common Stock at a purchase price of $0.70 per share for an aggregate purchase price of $150,000. In addition the Company issued warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $1.00 per share with exercise period of five years expiring February 27, 2007. Under the terms of the agreement a consultant was paid a finder's fee of $1,500 representing one percent of the Purchase Price.

                            NUWAVE TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                        (In thousands, except share data)

                  ASSETS
                                                                  June 30,     December 31,
                                                                    2002           2001
                                                                (unaudited)
Current assets:

   Cash and cash equivalents                                     $    323        $  1,011

   Accounts receivable, net                                             6             138

   Inventory                                                          266             413

   Prepaid expenses and other current assets                          165             179
                                                                 --------        --------
                  Total current assets                                760           1,741

Property and equipment                                                 67              82

Other assets                                                           26              30

Deferred tax benefit                                                  280             280
                                                                 --------        --------
                  Total assets                                   $  1,133        $  2,133
                                                                 ========        ========
    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable and accrued liabilities                      $    562        $    846
                                                                 --------        --------
                  Total liabilities                                   562             846
                                                                 --------        --------
Commitments and contingencies

Stockholders' equity:

   Series A Convertible Preferred Stock, noncumulative,
     $.01 par value; authorized 400,000 shares; none issued

   Preferred stock, $.01 par value; authorized 1,000,000 shares; none issued - (preferences and rights to be designated by the Board of Directors)

   Common stock, $.01 par value; authorized 40,000,000
     shares; 13,556,197 shares issued and outstanding at
     June 30, 2002
                                                                      135             114
Additional paid in capital                                         26,445          25,613

Accumulated deficit                                               (26,009)        (24,440)
                                                                 --------        --------
                  Total stockholders' equity                          571           1,287
                                                                 --------        --------
                  Total liabilities and stockholders' equity     $  1,133        $  2,133
                                                                 ========        ========


              The accompanying notes are an integral part of these
                         condensed financial statements.

                            NUWAVE TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)

                                                            Six Months        Six Months
                                                          Ended June 30,    Ended June 30,
                                                               2002              2001
                                                            (unaudited)       (unaudited)
Net sales                                                  $        281      $         72

Cost of sales                                                      (148)              (28)
                                                           ------------      ------------
                                                                    133                44
                                                           ------------      ------------
Operating expenses:

Research and development expenses                                  (469)             (512)

General and administrative expenses                              (1,237)           (1,312)
                                                           ------------      ------------
                                                                 (1,706)           (1,824)
                                                           ------------      ------------
             Loss from operations                                (1,573)           (1,780)
                                                           ------------      ------------
Other income (expense):

             Interest income                                          5                72

             Interest expense                                        (1)               (7)
                                                           ------------      ------------
                                                                      4                65
                                                           ------------      ------------
             Net loss                                      $     (1,569)     $     (1,715)
                                                           ============      ============
Basic and diluted loss per share:

             Weighted average number of
             common shares outstanding                       12,151,007        10,557,729
                                                           ============      ============
             Basic and diluted loss per share              $      (0.13)     $      (0.16)
                                                           ============      ============


              The accompanying notes are an integral part of these
                        condensed financial statements.

                            NUWAVE TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             Six Months        Six Months
                                                               Ended             Ended
                                                              June 30,          June 30,
                                                                2002              2001
                                                            (unaudited)       (unaudited)
Cash flows from operating activities:

   Net loss                                                $     (1,569)     $     (1,716)

   Adjustments to reconcile net loss to net cash used in operating activities

   Depreciation expense                                              15                22

   Amortization of website development costs                                           45

   Amortization of software development costs                                          26

   Decrease in accounts receivable                                  132

   Decrease (increase) in inventory                                 147               (50)

   Decrease in prepaid expenses and other current
   assets                                                            14                18

   Decrease in other assets                                           4                19

   Decrease in accounts payable and accrued liabilities            (284)             (134)

   Issuance of options and warrants in connection
   with consultant agreements                                       156                 7
                                                           ------------      ------------
             Net cash used in operating activities               (1,385)           (1,763)
                                                           ------------      ------------
Cash flows from investing activities:

  Purchase of property and equipment                                                  (18)
                                                                             ------------
             Net cash used in investing activities                    -               (18)
                                                           ------------      ------------
Cash flows from financing activities:

   Proceeds from equity offering                                    810
   Costs incurred for equity offerings and warrants                (113)
                                                           ------------      ------------
   Net cash provided by financing activities                        697
                                                           ------------      ------------
   Net decrease in cash and cash equivalents                       (688)           (1,781)
Cash and cash equivalents at the beginning of the period          1,011             3,847
                                                           ------------      ------------
   Cash and cash equivalents at the end of the period      $        323      $      2,066
                                                           ============      ============
Supplemental disclosure of cash flow information:

   Interest paid during the period                         $          1      $          7
                                                           ============      ============


              The accompanying notes are an integral part of these
                        condensed financial statements.

                            NUWAVE TECHNOLOGIES, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

1.   BASIS OF INTERIM FINANCIAL STATEMENT PREPARATION

     The accompanying unaudited condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the interim periods shown in this report are not necessarily indicative of expected results for any future interim period or for the entire fiscal year. NUWAVE Technologies, Inc. (the "Company" or "NUWAVE"), believes that the quarterly information presented includes all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation in accordance with generally accepted accounting principles. The accompanying condensed financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission ("SEC") on April 16, 2002.

2.   CAPITAL TRANSACTIONS

     On February 5, 2002, the Company entered into a private placement agreement with investors whereby the Company issued 600,000 shares of the Company's Common Stock for an aggregate purchase price of $330,000. In connection with this agreement, the Company issued to the Placement Agent a Placement Agent Warrant, exercisable to purchase up to 30,000 shares of Common Stock, representing five percent of the total of the stock issued in the Offering. The warrants shall be exercisable for a period of five years, expiring on February 5, 2007, at an exercise price of $0.55 per share. The Placement Agent also received a cash placement fee of eight percent of the purchase price and a non-accountable allowance equal to two percent of the purchase price, totaling $33,000.

     On February 27, 2002, the Company entered into agreement with an investor whereby the Company issued 214,286 shares of Common Stock for an aggregate purchase price of $150,000 and warrants to purchase up to 50,000 shares of Common Stock at an exercise price of $1.00 per share with an exercise period of five years expiring February 27, 2007. Under the terms of the agreement a consultant was paid a finder's fee of $1,500 representing one percent of the purchase price.

     On April 15, 2002, the Company entered into a $3.0 million Equity Line of Credit Agreement with Cornell Capital Partners, LP (the "Purchaser"). Provided we are in compliance with the terms of the Agreement, we may, at our option, periodically require the Purchaser to purchase up to $100,000 in any seven day period of the Company's Common Stock (the "put" shares) up to a maximum of $3.0 million over the next two years, commencing on May 31, 2002, the effective date of a Securities Act of 1933 (the "Securities Act") registration statement on Form SB-2 for the registration of 5,000,000 shares of Common Stock to be sold under the Equity Line of Credit, plus the 238,095 shares mentioned below. The Company has issued to the Purchaser 218,095 shares of Common Stock as a commitment fee for entering into the Equity Line of Credit Agreement. In addition, the Company issued to the placement agent 20,000 shares of NUWAVE's common stock. For each share of Common Stock purchased under the Equity Line of Credit, the Purchaser will pay 97% of the then Market Price (as defined in the Equity Line of Credit), and will be paid a fee of 4% of each advance.

     The Equity Line of Credit is non-exclusive; thereby permitting us to offer and sell our securities to third parties while the Equity Line of Credit is in effect. NUWAVE has the option to terminate the Equity Line of Credit Agreement at any time, provided there is no pending advance thereunder.

     Between June 7, 2002 and June 30, 2002, the Company entered into agreements with various investors whereby a total of 1,101,165 shares of Common Stock was issued for an aggregate purchase price of $330,350. In connection with the issuance of these shares, the Company incurred costs of $20,640 in placement agent fees and expenses.

3.   SUBSEQUENT EVENTS

     On July 3, 2002, the Company's Public Warrants, issued in the Company's initial public offering expired. On the expiration, there was 2,530,000 public warrants unexercised that then expired.

     In compliance with the exclusive license and distribution agreement, Gemini purchased their opening VGE inventory requirements during the first quarter of this year and did not place additional orders during the quarter ended June 30, 2002. Per the amended terms of the agreement, beginning in October 2002, Gemini has minimum monthly purchase obligations throughout the remainder of the agreement.

                        14,000,000 Shares of Common Stock


                            NUWAVE TECHNOLOGIES, INC.




                               P R O S P E C T U S




                THE DATE OF THIS PROSPECTUS IS OCTOBER ___, 2002.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Seventh of the registrant's Certificate of Incorporation provides that "[t]he Corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person."

     Section 145 of the DGCL permits a corporation, among other things, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification and advancement of expenses provided by or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 25.  OTHER EXPENSES OF ISSUANCE ANd DISTRIBUTION

     The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee........................................        $     142

Printing Expenses.......................................            5,000

Legal Fees and Expenses.................................           40,000

Accounting Fees and Expenses............................           10,000

Miscellaneous Expenses..................................           29,858
                                                                ---------
     Total..............................................        $  85,000
                                                                =========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 27.  EXHIBITS

   EXHIBIT
   NUMBER      DESCRIPTION OF EXHIBIT
   -------     ----------------------

     3.1 Articles of Incorporation of NUWAVE Technologies, Inc. (Delaware) (See Exhibit 3.1(a) to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

     3.2 Certificate of Amendment to Articles of Incorporation of NUWAVE Technologies, Inc. (Delaware) (See Exhibit 3.1(b) to Registration Statement on Form SB-2 filed with the Commission on April 2,
               1996).

     3.3 Amended Certificate of Authority (New Jersey) (See Exhibit 3.1(d) to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

     3.4 Certificate of Amendment to Articles of Incorporation of NUWAVE Technologies, Inc. (Delaware) (See Exhibit 3.1(e) to Registration Statement on Form SB-2 filed with the Commission on April 2,
               1996).

     3.5 Certificate of Amendment to Articles of Incorporation of NUWAVE Technologies, Inc. (Delaware) (See Exhibit 3.1 to Current Report on Form 8-K filed with the Commission on February 22, 2000).

     3.6 By-Laws of NUWAVE Technologies, Inc. (See Exhibit 3.2 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996)

     4.1 Form of Common Stock Certificate (See Exhibit 4.1 to Amendment No. 2 to Registration Statement on Form SB-2 filed with the Commission on July 3, 1996).

     5*        Opinion of Thelen Reid & Priest LLP.

    10.1 Option Agreement for the Purchase of Common Stock dated as of July 17, 1995 between NUWAVE Engineering, Inc. and Jeremiah F. O'Brien (See Exhibit 10.14 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

   EXHIBIT
   NUMBER      DESCRIPTION OF EXHIBIT
   -------     ----------------------

    10.2 Option Agreement for the Purchase of Common Stock dated as of September 11, 1995 between NUWAVE Engineering, Inc. and Robert I. Webb (See Exhibit 10.15 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

    10.3 Option Agreement for the Purchase of Common Stock dated as of November 9, 1995 between NUWAVE Engineering, Inc. and Lyle E. Gramley (See Exhibit 10.16 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

    10.4 Option Agreement for Purchase of Common Stock dated as of March 1, 1996 between NUWAVE Technologies, Inc. and Jeremiah F. O'Brien (See Exhibit 10.17 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

    10.5 Option Agreement for Purchase of Common Stock dated as of July 20, 1995 between NUWAVE Technologies, Inc. and Gerald Zarin (See
               Exhibit 10.18 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

    10.6 Option Agreement for Purchase of Common Stock dated as of March 1, 1996 between NUWAVE Technologies, Inc. and Joseph A. Sarubbi (See Exhibit 10.19 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

    10.7 Option Agreement for Purchase of Common Stock dated as of March 1, 1996 between NUWAVE Technologies, Inc. and Ed Bohn (See
               Exhibit 10.20 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

    10.8 Form of Indemnification Agreement between the Company and its directors, dated as of January 31, 1996 (See Exhibit 10.24 to Registration Statement on Form SB-2 filed with the Commission on April 2, 1996).

    10.9 Non-Employee Director Stock Option Plan (See Exhibit 10.1 to Current Report on Form 8-K filed with the Commission on June 6,
               1997).

    10.10 Form of Incentive Stock Option Agreement (See Exhibit 4.3 to Registration Statement on Form S-8 filed with the Commission on November 12, 1997).

    10.11      Form of Non-Employee Director Stock Option Agreement (See Exhibit
               4.4 to Registration Statement on Form S-8 filed with the Commission on November 12, 1997).

    10.12 Form of Non-Qualified Stock Option Agreement covering options not granted under either the 1996 Performance Incentive Plan or the Non-Employee Director Stock Option Plan (See Exhibit 4.5 to Registration Statement on Form S-8 filed with the Commission on November 12, 1997).

    10.13 Letter Agreement, dated March 3, 1998, between NUWAVE Technologies, Inc. and Janssen/Meyers Associates, L.P. (See
               Exhibit 10.41 to Annual Report on Form 10-KSB filed with the Commission on March 25, 1998).

    10.14 Warrant, dated March 3, 1998, executed by NUWAVE Technologies, Inc. in favor of Janssen/Meyers Associates, L.P., to purchase up to 400,000 shares of Common Stock, par value $.01 per share, of NUWAVE Technologies, Inc. (See Exhibit 10.41 to Annual Report on Form 10-KSB filed with the Commission on March 25, 1998).

   EXHIBIT
   NUMBER      DESCRIPTION OF EXHIBIT
   -------     ----------------------

    10.15 Placement Agency Agreement, dated as of May 11, 1998, between Janssen-Meyers Associates, L.P. and NUWAVE Technologies, Inc. (See Exhibit 10.1 to Current Report on Form 8-K filed with the Commission on June 11, 1998).

    10.16 Warrant Agreement, dated May 15, 1998, between NUWAVE Technologies, Inc. and American Stock Transfer & Trust Company (See Exhibit 10.3 to Current Report on Form 8-K filed with the Commission on June 11, 1998).

    10.17 Form of Warrant Certificate (See Exhibit 10.4 to Current Report on Form 8-K filed with the Commission on June 11, 1998).

    10.18 Form of Placement Agent Warrant Certificate (See Exhibit 10.6 to Current Report on Form 8-K filed with the Commission on June 11,
               1998).

    10.19 Form of Subscription Agreement (See Exhibit 10.7 to Current Report on Form 8-K filed with the Commission on June 11, 1998).

    10.20 Placement Agency Agreement, dated as of February 14, 2000, between NUWAVE Technologies, Inc. and Janssen-Meyers Associates, L.P. (See Exhibit 10.56 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

    10.21 Warrant Agreement, dated March 13, 2000, between NUWAVE Technologies, Inc. and American Stock Transfer & Trust Company. (See Exhibit 10.57 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

    10.22 Form of Warrant Certificate. (See Exhibit 10.58 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

    10.23 Form of Subscription Agreement. (See Exhibit 10.59 to Annual Report on Form 10-KSB filed with the Commission on March 30,
               2000).

    10.24 Placement Agent Warrant Agreement, dated March 14, 2000, between NUWAVE Technologies, Inc. Technologies, Inc. Janssen-Meyers Associates, L.P. (See Exhibit 10.60 to Annual Report on Form 10-KSB filed with the Commission on March 30, 2000).

    10.25 Restated Employment Agreement dated as of April 1, 2000, between NUWAVE Technologies, Inc. Technologies, Inc. and Gerald Zarin.

    10.26 Restated sublease agreement dated September 18, 2000, between NUWAVE Technologies, Inc. and Simon, Sarver & Rosenberg.

    10.27 Agreement dated April 7, 2000, between NUWAVE Technologies, Inc. and Eastman Kodak.

    10.28 Restated Employment Agreement dated as of April 1, 2000, between NUWAVE Technologies, Inc. and Gerald Zarin (See Exhibit 10.27 to Annual Report on Form 10-KSB, filed with the Commission on April 2, 2001).

    10.29 Restated sublease agreement dated September 18, 2000, between NUWAVE Technologies, Inc. and Simon, Sarver & Rosenberg (See
               Exhibit 10.27 to Annual Report on Form 10-KSB, filed with the Commission on April 2, 2001).

   EXHIBIT
   NUMBER      DESCRIPTION OF EXHIBIT
   -------     ----------------------

    10.30 Agreement dated April 7, 2000, between NUWAVE Technologies, Inc. and Eastman Kodak (See Exhibit 10.27 to Annual Report on Form 10-KSB, filed with the Commission on April 2, 2001).

    10.31 Option Agreement for Purchase of Common Stock dated as of August 14, 2001 between NUWAVE Technologies, Inc. and SHEEWAY (Hong
               Kong) LTD. (See Exhibit 10.30 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.32 Option Agreement for Purchase of Common Stock dated as of April 30, 2001 between NUWAVE Technologies, Inc. and Richard Ekstract. (See Exhibit 10.31 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.33 Option Agreement for Purchase of Common Stock dated as of June 12, 2001 between NUWAVE Technologies, Inc. and Gerald Zarin. (See
               Exhibit 10.32 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.34 Option Agreement for Purchase of Common Stock dated as of June 12, 2001 between NUWAVE Technologies, Inc. and Jeremiah F. O'Brien. (See Exhibit 10.33 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.35      Form of Warrant Agreements, dated February 5, 2002. (See Exhibit
               10.34 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.36      Form of Warrant Agreements, dated February 27, 2002. (See Exhibit
               10.35 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.37 Agreement, effective December 2001, between NUWAVE Technologies, Inc. and Gemini Industries, Inc. (See Exhibit 10.36 to Annual Report on Form 10-KSB, filed with the Commission on April 15,
               2002).

    10.38 Sales Representation & Fulfillment Agreement, effective June 15, 2001, between NUWAVE Technologies, Inc. and L.B.E. Limited T/A Partners In Europe (PIE) (See Exhibit 10.37 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.39      Stock Purchase Agreement, dated as of February 5, 2002. (See
               Exhibit 10.38 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.40      Stock Purchase Agreement, dated as of February 27, 2002. (See
               Exhibit 10.30 to Annual Report on Form 10-KSB, filed with the Commission on April 15, 2002).

    10.41 Amended and Restated Equity Line of Credit Agreement, dated as of May 17, 2002, between NUWAVE Technologies, Inc. and Cornell Capital Partners, L.P. (See Exhibit 10.45 to Registration Statement on Form SB-2 (File No. 333-89012) filed with the Commission on May 24, 2002)

    10.42 Placement Agent Agreement, dated as of April 15, 2002, between NUWAVE Technologies, Inc. and Westrock Advisors, Inc. (See
               Exhibit 10.42 to Registration Statement on Form SB-2, filed with the Commission on April 29, 2002.)

    10.43 Registration Rights Agreement, dated as of April 15, 2002, between NUWAVE Technologies, Inc. and Cornell Capital Partners, L.P. (See Exhibit 10.42 to Registration Statement on Form SB-2, filed with the Commission on April 29, 2002.)

   EXHIBIT
   NUMBER      DESCRIPTION OF EXHIBIT
   -------     ----------------------

    10.44 Escrow Line of Credit Agreement, dated as of April 15, 2002, between NUWAVE Technologies, Inc. and Cornell Capital Partners, L.P. (See Exhibit 10.42 to Registration Statement on Form SB-2, filed with the Commission on April 29, 2002.)

    10.45 Form of Stock Purchase Agreement, dated as of June 2002, between NUWAVE and certain investors. (See Exhibit 10.45 to Registration Statement on Form SB-2, filed with the Commission on July 11, 2002.)

    10.46 Form of Selling Stockholders Agreement, dated as of July 2002, among NUWAVE and the Purchasers. (See Exhibit 10.46 to Registration Statement on Form SB-2, filed with the Commission on July 11, 2002.)

    23.1*      Consent of Eisner LLP.

    23.2*      Consent of Thelen Reid & Priest LLP.

    24*        Power of Attorney

----------------------------
*    Filed herewith.


ITEM 28.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

        (iii) to include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND HAS AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FAIRFIELD, AND STATE OF NEW JERSEY, ON THE 15TH DAY OF OCTOBER, 2002.

                                       NUWAVE TECHNOLOGIES, INC.


                                       By: /s/ Gerald Zarin
                                          --------------------------------------
                                           Gerald Zarin
                                           Chairman of the Board of Directors,
                                           President and Chief Executive Officer

     EACH DIRECTOR AND/OR OFFICER OF NUWAVE WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS GERALD ZARIN AND JEREMIAH F. O'BRIEN, AND EACH OF THEM, AS HIS ATTORNEY-IN-FACT TO SIGN IN HIS NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW AND TO FILE WITH THE COMMISSION ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT.

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                             TITLE                        DATE
          ---------                             -----                        ----
                                   Chairman of the Board of
                                   Directors, President and Chief
 /s/ Gerald Zarin                  Executive Officer (Principal
-----------------------------      Executive Officer)                  October 15, 2002
     Gerald Zarin

                                   Chief Financial Officer and
 /s/ Jeremiah F. O'Brien           Secretary (Principal Financial
-----------------------------      Officer and Accounting Officer)     October 15, 2002
     Jeremiah F. O'Brien


 /s/ Ed Bohn
-----------------------------
     Ed Bohn                       Director                            October 15, 2002


 /s/ Lyle E. Gramley
-----------------------------
     Lyle E. Gramley               Director                            October 15, 2002


 /s/ Joseph A. Sarubbi
-----------------------------
     Joseph A. Sarubbi             Director                            October 15, 2002

                                INDEX TO EXHIBITS

EXHIBIT                                                                    PAGE
NUMBER      DESCRIPTION OF EXHIBIT                                        NUMBER
------      ----------------------                                        ------

  5         Opinion of Thelen Reid & Priest LLP.                            A-1

 23.1       Consent of Eisner LLP.                                          A-2

 23.2       Consent of Thelen Reid & Priest LLP
            (included in Exhibit 5).

 24 Power of Attorney (included on the signature page of this Registration Statement).